Exhibit 2.1

STRICTLY CONFIDENTIAL	Execution Version

BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

by and among

TWC TECH HOLDINGS II CORP.,

CELLEBRITE DI LTD.,

and

CUPCAKE MERGER SUB, INC.

dated as of April 8, 2021

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-ii-

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EXHIBITS

Exhibit A	Form of Company Holders Support Agreement
Exhibit B	Form of Sponsor Support Agreement
Exhibit C	Form of Investor Rights Agreement
Exhibit D	Form of Amended Articles of Association
Exhibit E	Form of Declaration of Non-Israeli Residence

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BUSINESS COMBINATION AGREEMENT AND PLAN OF MERGER

This Business Combination Agreement and Plan of Merger, dated as of April 8, 2021 (as amended, restated, modified or supplemented in accordance with its terms, this “Agreement”), is made and entered into by and among TWC Tech Holdings II Corp., a Delaware corporation (“SPAC”), Cellebrite DI Ltd., a company organized under the laws of the State of Israel (the “Company”) and Cupcake Merger Sub, Inc., a Delaware corporation and a direct wholly-owned Subsidiary of the Company (“Merger Sub”).

RECITALS

WHEREAS, SPAC is a blank check company incorporated as a Delaware corporation for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, immediately prior to the Effective Time, (i) each Company Preferred Share will be converted into one (1) Company Ordinary Share and (ii) immediately following such conversion, the Company shall effect the Stock Split (as defined below) (the foregoing transactions, the “Capital Restructuring”);

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, immediately following the Capital Restructuring, and at the Effective Time, Merger Sub will merge with and into SPAC, the separate corporate existence of Merger Sub will cease and SPAC will be the surviving corporation and a wholly-owned Subsidiary of the Company (the “Merger”);

WHEREAS, (i) immediately prior to the Effective Time, each share of SPAC Class B Common Stock shall be automatically converted into one (1) share of SPAC Class A Common Stock (the “SPAC Class B Conversion”) and, after giving effect to such automatic conversion at the Effective Time, as a result of the Merger, each issued and outstanding share of SPAC Class A Common Stock shall no longer be outstanding and shall automatically be converted into the right of the holder thereof to receive one Company Ordinary Share and (ii) at the Effective Time, each outstanding SPAC Warrant will automatically become one Company Warrant and all rights with respect to shares of SPAC Class A Common Stock underlying the SPAC Warrants will be automatically converted into a warrant to purchase the Warrant Consideration and thereupon assumed by the Company;

WHEREAS, for U.S. federal income Tax purposes, the parties intend that (a) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and the Treasury Regulations promulgated thereunder, (b) this Agreement is and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code and Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), and (c) the transfer of SPAC Common Stock by SPAC Stockholders pursuant to the Merger, other than by any SPAC Stockholders who are U.S. persons and who are or will be “five-percent transferee shareholders” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii) but who do not enter into gain recognition agreements within the meaning of Treasury Regulations Sections 1.367(a)-3(c)(1)(iii)(B) and 1.367(a)-8, qualifies for an exception to Section 367(a)(1) of the Code (the “Intended Tax Treatment”);

WHEREAS, the Board of Directors of each of the Company and Merger Sub has (i) determined that it is advisable for the Company and Merger Sub to enter into this Agreement and the documents contemplated hereby to which the Company and Merger Sub is a party, respectively, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Company Shareholders and sole stockholder of Merger Sub, as applicable;

WHEREAS, the Company, as sole stockholder of Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, as a condition and inducement to SPAC’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Shareholders have each executed and delivered to SPAC a Company Holders Support Agreement (as defined below) in the form attached hereto as Exhibit A, pursuant to which the Requisite Company Shareholders have agreed, among other things, to vote at the Company Special Meeting in favor of the adoption and approval, of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby and to grant certain waivers and consents in connection herewith and therewith;

WHEREAS, the Board of Directors of SPAC has unanimously (i) determined that it is advisable for SPAC to enter into this Agreement and the documents contemplated hereby to which SPAC is a party, (ii) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (iii) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the SPAC Stockholders;

WHEREAS, in furtherance of the Merger and in accordance with the terms hereof, SPAC shall provide an opportunity to its stockholders to have their outstanding shares of SPAC Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and SPAC’s Governing Documents (as defined below) in connection with obtaining the SPAC Stockholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) in the form attached hereto as Exhibit B, pursuant to which the Sponsor has agreed to, among other things, (i) vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, (ii) waive the anti-dilution conversion formula set forth in the SPAC’s certificate of incorporation as in effect on the date hereof, (iii) subject certain Company Ordinary Shares to be issued to the Sponsor pursuant to the Merger to vesting criteria, (iv) forfeit for no consideration a certain number of shares of SPAC Common Stock, and (v) terminate certain existing agreements in favor of Sponsor with respect to registration rights and other matters, in each case, subject to the terms and conditions set forth therein;

WHEREAS, prior to the date hereof or concurrently with the execution of this Agreement, the PIPE Investors (as defined below) have entered into the Share Purchase Agreements (as defined below) pursuant to which the PIPE Investors have committed to purchase Company Ordinary Shares from certain Company Shareholders immediately prior to or concurrently with the Effective Time;

WHEREAS, at the Closing, the Company shall enter into an Investor Rights Agreement (the “Investor Rights Agreement”) with the Sponsor and certain holders of Company Ordinary Shares, substantially in the form attached hereto as Exhibit C (with such changes as may be mutually agreed in writing by SPAC and the Company), which shall be effective as of the Closing; and

WHEREAS, at the Closing, the Company shall amend and restate, effective as of prior to the Effective Time, its articles of association substantially in the form attached hereto as Exhibit D (the “Amended Articles”), which Amended Articles will include the lock-up provisions set forth in the form of the Amended Articles attached hereto as Exhibit D (with such changes as may be mutually agreed in writing by SPAC and the Company).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, SPAC, Merger Sub and the Company agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms shall have the following meanings:

“102 Plan” has the meaning specified in Section 4.15(q).

“102 Trustee” means the trustee appointed by the Company from time to time in accordance with the provisions of the ITO, and approved by the ITA, with respect to the Options, RSUs and the Company Ordinary Shares that are subject to Section 102(b)(2) and Section 102(b)(3) of the ITO.

“5% Shareholder” has the meaning specified in Section 3.05.

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 10% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 10% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 10% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 10% or more of the consolidated assets of such Person and its Subsidiaries, in each case of sub-clause (c), pursuant to which any Person acquires 10% or more of any class of equity or voting securities of such Person or of such Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation, proceeding, or investigation, by or before any Governmental Authority.

“Actual Additional Dividend Payment Amount” has the meaning specified in Section 3.08.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise; provided, that, notwithstanding anything to the contrary herein, except for purposes of Section 9.05 and Section 9.16, in no event shall True Wind Capital or any investment funds or investment vehicles affiliated with, or managed or advised by, True Wind Capital or any portfolio company (as such term is customarily used in the private equity industry) or investment of True Wind Capital or of any such investment fund or investment vehicle) or any interest therein (including the Sponsor) be deemed, treated or considered to be an “Affiliate” of SPAC or its Subsidiaries (or, in each case, vice versa).

“Affiliate Agreements” has the meaning specified in Section 4.12(a)(vi).

“Aggregate Exercise Price Amount” means the sum of (i) the aggregate amount of the exercise (or conversion or exchange, as applicable) prices of all vested options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares that are issued and outstanding following the Company Preferred Share Conversion and immediately prior to the Stock Split but after giving effect to any reduction of exercise price due to the payment of dividends (including the Initial Dividend and Actual Additional Dividend Payment Amount) (excluding, for the avoidance of doubt, any Unvested Options), plus (ii) the Included Unvested Option Exercise Price Amount.

“Aggregate Merger Consideration” has the meaning specified in Section 3.02(c).

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 8.01(b).

“Amended and Restated Warrant Agreement” has the meaning specified in Section 6.21.

“Amended Articles” has the meaning specified in the Recitals hereto.

“Ancillary Agreements” has the meaning specified in Section 9.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, the Israeli Penal Law-1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Anti-Money Laundering Laws” means all applicable laws, regulations, administrative orders, and decrees concerning or relating to the prevention of money laundering or countering the financing of terrorism, including, without limitation, the Currency and Financial Transactions Reporting Act of 1970, as amended by the USA PATRIOT Act, which legislative framework is commonly referred to as the “Bank Secrecy Act”, the Israeli Prohibition on Money Laundering Law-2000, the Israeli Combatting Terror Law-2016 and the Israeli Restriction on Use of Cash Law-2018, and, in each case, the rules and regulations thereunder.

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Bid” has the meaning specified in Section 4.26(a).

“Business Combination” has the meaning specified in Article II of SPAC’s amended and restated certificate of incorporation as in effect on the date hereof.

“Business Combination Proposal” means other than the transactions contemplated hereby any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination or other Acquisition Proposal with respect to SPAC.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Tel-Aviv, Israel are authorized or required by Law to close.

“CAA” means the Consolidated Appropriations Act, 2021.

“Capital Restructuring” has the meaning specified in the Recitals hereto.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act and any similar or successor legislation, including any presidential memoranda or executive orders, relating to the COVID-19 pandemic, as well as any applicable guidance issued thereunder or relating thereto.

“Cash” means, with respect to any Person (without duplication of any of the following amounts): (i) all cash and cash equivalents held by such Person, determined in accordance with GAAP, plus (ii) all certificates of deposit with maturity of twelve (12) months or less from the date of purchase, plus (iii) uncleared checks and deposits in transit, in each case, received or deposited or available for the account of such Person, plus (iv) any cash held by such Person subject to contractual restriction on the ability of such Person to use such cash for any lawful purpose where such contractual restriction will be eliminated concurrently with or promptly after the Closing. For the avoidance of doubt, Cash shall not include (x) any security deposits (which, for the avoidance of doubt is separate and distinct from certificates of deposit except to the extent any such certificate of deposit is used as a security deposit), (y) any cash held by such Person subject to contractual restriction on the ability of such Person to use such cash for any lawful purpose (other than any such contractual restriction that will be eliminated concurrently with or promptly after the Closing) and (z) uncleared checks and wires in transit, in each case, issued by such Person that are not yet credited to the account of the recipient thereof.

“Change of Control” shall mean the occurrence of any of the following events: (i) any transaction or series of transactions the result of which is: (x) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons (in each case, excluding the Sponsor, the Company Shareholders or any Person that is an Affiliate of the Sponsor or any of the Company Shareholders immediately prior to the entry into such transaction or series of related transactions) of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of the Company; (y) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) of Persons (in each case, excluding the Sponsor, the Company Shareholders or any Person that is an Affiliate of the Sponsor or any of the Company Shareholders immediately prior to the entry into such transaction or series of related transactions) acquiring at least 50% of the combined voting power of the then outstanding securities of the Company or the surviving Person outstanding immediately after such combination; or (z) a sale of all or substantially all of the assets of the Company other than to (1) the Sponsor, the Company Shareholders or any Person that is an Affiliate of the Sponsor or any of the Company Shareholders immediately prior to the entry into such sale transaction or (2) a Subsidiary of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors of the Company then serving: individuals who, on immediately after the Closing, constitute the Board of Directors of the Company and any new director whose appointment or election by the Board of Directors of the Company or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least a majority of the directors then still in office who either were members of the Board of Directors of the Company immediately after the Closing or whose appointment, election or nomination for election was previously so approved or recommended by the directors referred to in this clause (ii).

“Closing” has the meaning specified in Section 2.03(a).

“Closing Adjustment Amount” means an amount, which may be positive or negative, equal to (i) subject to the next sentence, the Cash of the Company and its Subsidiaries as of the Reference Time (for the avoidance of doubt, calculated as of after the payment of the Initial Dividend and the Actual Additional Dividend Payment Amount pursuant to Section 3.01(a)(i)), plus (ii) the amount of Cash actually used by the Company or its Subsidiaries to fund the purchase of any Permitted Acquisitions prior to the Effective Time, solely to the extent that such Cash would have been included in the foregoing clause (i) but for such funding, minus (iii) the Indebtedness of the Company and its Subsidiaries as of the Reference Time, minus (iv) the excess (if any) of the Tax Liability Amount over $5,500,000.00, minus (v) the amount of Unpaid Company Expenses as of the Reference Time, minus (vi) the Vested Promote Amount, plus (vii) the Aggregate Exercise Price Amount, minus (viii) the Excluded Unvested Option Shortfall. Notwithstanding the foregoing, for purposes of the definition of “Closing Adjustment Amount”, the Cash of the Company and its Subsidiaries as of the Reference Time shall not include any Cash (x) directly or indirectly acquired or assumed by the Company or its Subsidiaries pursuant to any Permitted Acquisition or (y) of any Person acquired by the Company or its Subsidiaries pursuant to any Permitted Acquisition.

“Closing Company Audited Financial Statements” has the meaning specified in Section 6.04.

“Closing Date” has the meaning specified in Section 2.03(a).

“Closing Equity Value” means an amount equal to (i) the Enterprise Value, plus (ii) the Closing Adjustment Amount.

“Closing Share Consideration” has the meaning specified in Section 3.02(c).

“Closing Statements” has the meaning specified in Section 2.04(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the Preamble hereto.

“Company Articles” means the Amended and Restated Articles of Association of the Company, dated August 31, 2021.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Closing Statement” has the meaning specified in Section 2.04(c).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.01 (Company Organization), the first and second sentences of Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06(a), the first sentence of Section 4.06(b), Section 4.06(c), Section 4.06(d) (Capitalization of the Company), Section 4.07(b) (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among each of the Requisite Company Shareholders, SPAC and the Company, as amended or modified from time to time.

“Company Incentive Plan” means, collectively, the Cellebrite Mobile Synchronization Ltd. 2019 Share Option Plan, the Cellebrite Mobile Synchronization Ltd. 2019 Sub Option Plan, the Cellebrite Mobile Synchronization Ltd. 2008 Share Option Plan and the Cellebrite Mobile Synchronization Ltd. 2020 Sub Option Plan.

“Company Intellectual Property” has the meaning specified in Section 4.20(a).

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (i) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (ii) does or would reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the other Transaction Agreements; provided, however, that solely in the case of the foregoing clause (i), in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (a) any change or proposed change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (b) any change in interest rates or economic, political, business or financial market conditions generally in the United States, Israel, or anywhere else in the world, (c) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19 and any COVID-19 Measures), epidemics, or change in climate or man-made disasters, (d) any acts of terrorism, war, civil unrest or sabotage, the outbreak or escalation of hostilities, geopolitical conditions, local, regional, state, national or international political or social conditions, (e) any Events generally applicable to the industries or markets in which the Company and/or any of its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (f) any failure of the Company to meet any projections, forecasts, or other forward-looking predictions of revenue, earnings, cash flow or cash position (provided that this clause (f) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure has resulted in a Company Material Adverse Effect), (g) the announcement or pendency of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement, pendency or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, or employees of the Company and/or any of its Subsidiaries (it being understood that this clause (g) shall be disregarded for purposes of the representations and warranties set forth in Section 4.04, Section 4.12(a)(viii) and Section 4.13(f) and, in each case, the condition to Closing with respect thereto), (h) any action or omission by the Company to the extent such action or omission is expressly required or expressly permitted by this Agreement, (i) any action taken or not taken by, or at the written request of, SPAC or Merger Sub, or (j) any matter set forth in the Company Disclosure Letter, including on Section 1.01-B of the Company Disclosure Letter; provided, further, that any Event referred to in clauses (a), (b), (c), (d) or (e) above may be taken into account (but only the extent of the disproportionate and adverse effect as described in this proviso) in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

“Company Ordinary Shares” means the ordinary shares, with par value of NIS 0.00001 per share, of the Company.

“Company Preferred Share Conversion” has the meaning specified in Section 3.01(a).

“Company Preferred Shares” means the Series A Preferred Shares, with par value of NIS 0.00001 per share, of the Company.

“Company Registered Intellectual Property” has the meaning specified in Section 4.20(a).

“Company Shareholder” means a holder of a Company Ordinary Share issued and outstanding immediately after the Capital Restructuring and immediately prior to the consummation of the PIPE Investment and the Effective Time (for the avoidance of doubt, excluding the PIPE Investors); provided, that, (i) solely with respect to the definition of “Pro Rata Share”, Section 3.07 and any other Section or Article of this Agreement referenced in Section 3.07 which give appropriate effect to Section 3.07, “Company Shareholder” shall (x) not include any holders of Company Ordinary Shares that are issued after the date hereof in connection with the Permitted Acquisitions or any Company Ordinary Shares that are issued pursuant to options, warrants, rights or other convertible securities issued in connection with the Permitted Acquisitions entered into after the date hereof, and (y) include holders of vested RSUs and (ii) solely with respect to (A) the definition of “Initial Dividend” and (B) Section 3.08 and any other Section or Article of this Agreement referenced in Section 3.08 which give appropriate effect to Section 3.08, “Company Shareholder” shall include holders of vested RSUs.

“Company Shareholder Approval” means the vote of holders of Company Shares required to approve the Company Transaction Proposals, as determined in accordance with applicable Law and the Company’s Governing Documents.

“Company Shares” means the Company Ordinary Shares and the Company Preferred Shares, collectively.

“Company Special Meeting” has the meaning specified in Section 6.07(c).

“Company Special Meeting Notice Date” has the meaning specified in Section 6.07(c).

“Company Transaction Proposals” means (i) the adoption of this Agreement and approval of the transactions contemplated hereby, including the authorization of the Merger, (ii) the approval of the conversion of the Company Preferred Shares into Company Ordinary Shares and the effectiveness of the Stock Split in connection with the Capital Restructuring, (iii) the approval of the transfer of Company Ordinary Shares to the PIPE Investors pursuant to the PIPE Investment, (iv) the election of directors to the board of directors of the Company and entry into customary indemnification agreements with the directors of the Company, (v) approval of the Amended Articles, (vi) New Equity Incentive Plan and the ESPP, (vii) the increase of the number of Company Ordinary Shares reserved for issuance pursuant to the New Equity Incentive Plan or the ESPP or in connection with the Stock Split, (viii) the execution and delivery by the Company of the Employment Agreements (to the extent the approval of the Company’s shareholders is required), (ix) the purchase by the Company of a D&O Insurance Policy, effective as of immediately following the Closing Date, covering the Company’s directors and officers as of immediately following the Closing Date, (x) the appointment of the Company’s auditors, and (xi) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement.

“Company Warrant” means warrants to purchase the Warrant Consideration, which shall be in form identical to the SPAC Warrants (including with respect to terms applicable to the SPAC Private Placement Warrants, as applicable), but in the name of the Company and as amended pursuant to the Amended and Restated Warrant Agreement.

“Constituent Corporations” has the meaning specified in Section 2.01(a).

“Continuing Option” has the meaning specified in Section 3.01(b).

“Continuing RSU” has the meaning specified in Section 3.01(b).

“Contracting Parties” has the meaning specified in Section 9.16.

“Contracts” means any contract, agreement, instrument, option, lease, license, sales and purchase order, warranty, note, bond, mortgage, indenture, obligation, commitment, binding application, arrangement or understanding, whether written or oral, express or implied, in each case as amended and supplemented from time to time.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution, conveyance or availability of software subject to such license, that such software subject to such license, and any other software incorporated into, derived from, or used, embedded, combined or distributed with such software subject to such license (i)  be made available or distributed in source code form, (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products, services or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (iv) be licensed in a redistributable manner at no license fee. By way of example and not limitation, Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the GNU Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures that (i) is commercially reasonable, (ii) is intended to protect the health and safety of employees, independent contractors or customers of the Company or its Subsidiaries, (iii) is consistent with prevalent practices of similarly situated businesses in the industries or the locations in which the Company and its Subsidiaries operate and (iv) (x) is approved in advance in writing by SPAC, (y) is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law) (except for (1) any employee layoff or furlough, reduction-in-force or facility closure or shutdown, (2) any inaction or action that would reasonably be expected to have an adverse financial impact on the Company and its Subsidiaries in excess of $1,000,000 or (3) any inaction or action that would reasonably be expected to materially and adversely impact the business of the Company and its Subsidiaries) or (z) would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for SPAC to withhold, condition or delay consent with respect to such action or inaction (whether or not SPAC has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Governmental Order, Action, directive, guidelines or recommendations promulgated by any Governmental Authority that has jurisdiction over the Company or its Subsidiaries, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or response to COVID-19, including the CARES Act.

“D&O Indemnified Party” has the meaning specified in Section 6.13(a).

“D&O Tail” has the meaning specified in Section 6.13(b).

“DGCL” means the Delaware General Corporation Law, as amended or restated from time to time.

“Disclosure Letter” means, as applicable, either the Company Disclosure Letter or the SPAC Disclosure Letter or, if the context so requires, both the Company Disclosure Letter and the SPAC Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.06.

“Dividend Participation Plan” means all obligations of the Company to pay cash bonuses in lieu of dividend distributions, as evidenced by Dividend Participation Plan letters signed between the Company and various employees and service providers of the Company and its Affiliates.

“Dollars” or “$” means lawful money of the United States.

“Effective Time” has the meaning specified in Section 2.03(b).

“Employment Agreements” shall mean any employment agreements entered into by and between the Company and the employees of the Company to be identified by the Company in forms and substance to be agreed to by SPAC, the Company and the relevant employee between the date of execution of this Agreement and Closing and to become effective upon the Closing.

“Encouragement Law” means the Law for Encouragement of Capital Investments, 1959.

“Encouragement Law Incentives” has the meaning specified in Section 4.15(u).

“Encryption Laws” has the meaning specified in Section 4.11(d).

“Encryption Licenses” has the meaning specified in Section 4.11(d).

“Enterprise Value” means $1,707,192,607.00.

“Environmental Laws” means any and all applicable Laws (including common law) or other legally enforceable requirement regulating, relating to or imposing liability or standards of conduct concerning protection of the environment (including flora, fauna and their habitat), natural resources or, as such matters relate to human health, including employee health and safety, from the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of, or exposure to, Hazardous Materials.

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 6.11(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.03(a).

“Excluded Unvested Options” means, as of following the Company Preferred Share Conversion and immediately prior to the Stock Split, outstanding Unvested Options and unvested RSUs convertible into or exchangeable or exercisable for an aggregate number of Company Ordinary Shares equal to 14,650,000.

“Excluded Unvested Option Shortfall” means an amount (which if less than $0.00, will be deemed equal to $0.00) equal to the product of (i) (x) $3.26 minus (y) the weighted average exercise price of the Unvested Options, as of following the Company Preferred Share Conversion and immediately prior to the Stock Split, but before giving effect to any reduction of exercise price due to the payment of dividends (including the Initial Dividend and Actual Additional Dividend Payment Amount), multiplied by (ii) the number of Company Ordinary Shares into or for which the Excluded Unvested Options are convertible, exchangeable or exercisable, as of following the Company Preferred Share Conversion and immediately prior to the Stock Split.

“Export Approvals” has the meaning specified in Section 4.11(c).

“Financial Assistance” has the meaning specified in Section 4.27.

“Financial Statements” has the meaning specified in Section 4.08(a).

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time, consistently applied.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of a company organized under the laws of the State of Israel are its memorandum and articles of association (including, with respect to the Company, the Company Articles).

“Government Contract” has the meaning specified in Section 4.26(a).

“Governmental Approval” has the meaning specified in Section 4.05.

“Governmental Authority” means any federal, state, provincial, municipal, local, foreign, multi-national, supra-national, government or governmental authority or regulatory body thereof, or political subdivision thereof, or any commission, department, board, bureau, agency, instrumentality or authority thereof, any court, tribunal, arbitrator, arbitration panel or similar judicial body or any self-regulatory organization.

“Governmental Grant” shall mean any grant, incentive, subsidy, award, loan, participation, exemption, status, cost sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the Innovation Authority, the Investment Center, the ITA (solely with respect to “benefit” or “approved” enterprise status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, assessment or award (including any arbitration award), in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any substance defined, listed, classified or regulated as “hazardous”, “toxic”, a “waste”, a “pollutant” or a “contaminant” under any Environmental Law, including petroleum or any fraction or product thereof, asbestos or asbestos-containing material, polychlorinated biphenyl and chlorofluorocarbons.

“Herzog” has the meaning specified in Section 9.18(b)

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Included Unvested Option Exercise Price Amount” means the product of (i) the weighted average exercise price of the outstanding Unvested Options, as of following the Company Preferred Share Conversion and immediately prior to the Stock Split, but after giving effect to any reduction of exercise price due to the payment of dividends (including the Initial Dividend and Actual Additional Dividend Payment Amount), multiplied by (ii) the number of Company Ordinary Shares into or for which the Included Unvested Options are convertible, exchangeable or exercisable as of following the Company Preferred Share Conversion and immediately prior to the Stock Split.

“Included Unvested Options” means, as of following the Company Preferred Share Conversion and immediately prior to the Stock Split, any outstanding Unvested Options in excess of the Excluded Unvested Options.

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (ii) the principal and interest components of capitalized lease obligations under GAAP, (iii) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (iv) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (v) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (vi) the principal component of all obligations to pay the deferred and unpaid purchase price with respect to the acquisition by the Company or any of its Subsidiaries of any business, division, product line or real estate or portion thereof (whether by merger, sale of stock, sale of assets or otherwise), in each case including “earn outs” and “seller notes” whether or not contingent and regardless of when due, calculated as the maximum amount payable under or pursuant to such obligation, (vii) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (i) through (vi), and (viii) all Indebtedness of another Person referred to in clauses (i) through (vii) above guaranteed directly or indirectly, jointly or severally; provided that, with respect to the Company and its Subsidiaries, “Indebtedness” shall not in any event include any such obligations (x) to the extent incurred to finance any Permitted Acquisition, (y) to the extent directly or indirectly assumed by the Company or its Subsidiaries pursuant to any Permitted Acquisition or (z) of any Person acquired by the Company or its Subsidiaries pursuant to any Permitted Acquisition.

“Indemnified SPAC Party” means Sponsor, any SPAC Stockholder, any holder of SPAC Warrants, any PIPE Investor, and any assignee, transferee or successor thereof and any other Person that has acquired Company Shares or Company Warrants from any of the foregoing.

“Independent Director” has the meaning specified in Section 6.12(a).

“Initial Dividend” means a dividend or distribution in the amount of $21,300,000.00 that may be approved and declared by the Company’s Board of Directors and paid to the shareholders of the Company and holders of vested RSUs on or prior to the Closing.

“Intellectual Property” means any and all worldwide rights in or to intellectual or industrial property, including the following: (i) patents, patent applications, invention disclosures, and all continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) registered and unregistered or common law trademarks, logos, service marks, trade dress and trade names, slogans and other source identifiers, pending applications therefor, rights of publicity, social and mobile media identifiers and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (iii) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software, databases and other works of authorship; and (iv) trade secrets, know-how, methods, processes, and other confidential information or proprietary rights.

“Intended Tax Treatment” has the meaning specified in the Recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“International Trade Laws” means all applicable Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, know-how, services, goods, and technology, including but not limited to the Israeli Defense Export Control Law-2007, the Israeli Supervision of Commodities and Services Order (Engaging in Means of Encryption)-1974, Israeli Supervision of Commodities and Services Declaration (Engaging in Means of Encryption)-1998, and Import and Export Order (Control of Dual Use Goods, Services and Technology Exports)-2006, Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the Laws described above.

“Investment Center” means the Investment Center of the Israeli Ministry of Economy (formerly the Israeli Ministry of Industry, Trade and Labor) established under the Law for Encouragement of Capital Investments, 1959.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Investor Rights Agreement” has the meaning specified in the Recitals hereto.

“IRS” means the Internal Revenue Service.

“Israeli Companies Law” has the meaning specified in Section 4.01.

“Israeli Employees” has the meaning specified in Section 4.14(i).

“Israeli Option Tax Ruling” has the meaning specified in Section 6.20.

“IT Systems” means all hardware, software, databases, code, systems, networks, websites, applications, circuits, routers and all other computer and information technology assets used by or on behalf of the Company or its Subsidiaries in the conduct of the business of the Company and its Subsidiaries.

“ITA” shall mean the Israel Tax Authority.

“ITO” shall mean the Israeli Income Tax Ordinance New Version, 5721-1961, and all rules and regulations promulgated thereunder, as amended.

“JOBS Act” has the meaning specified in Section 5.06(a).

“Law” means any statute, law, ordinance, rule, regulation, directive or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.03(b).

“Lien” means all liens (statutory or other), mortgages, deeds of trust, pledges, hypothecations, assignment, deposit arrangement, encumbrances, charges, security interests, options, leases, subleases, restrictions, claims, encumbrances, easements, servitudes, pre-emptive rights, rights of first offer or refusal, transfer restrictions or other similar liens or encumbrances or any preferences, priorities or other agreements or preferential arrangements of any kind, whether consensual, statutory or otherwise

“Material Contracts” has the meaning specified in Section 4.12(b).

“Material Permits” has the meaning specified in Section 4.18(a).

“Maximum Additional Dividend” has the meaning specified in Section 3.08.

“Meitar” has the meaning specified in Section 9.18(a).

“Merger” has the meaning specified in the Recitals hereto.

“Merger Certificate” has the meaning specified in Section 2.01(a).

“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.01 per share, of Merger Sub.

“Minimum Cash Amount” has the meaning specified in Section 6.16(a).

“Modification in Recommendation” has the meaning specified in Section 6.07(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 5.06(c).

“New Equity Incentive Plan” means a new equity incentive plan to be adopted in connection with the transactions contemplated hereunder for the purpose of granting or issuing equity incentive compensation to employees and other service providers of the Company and its Subsidiaries.

“Non-U.S. Plan” means any Company Benefit Plan maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries has or may have any liabilities outside of the United States primarily for the benefit of employees, consultants or individual independent contractors primarily working or engaged in a jurisdiction other than the United States, other than any agreement, arrangement, plan, policy or program maintained by or required to be maintained by a Governmental Authority.

“Nondisclosure Agreement” has the meaning specified in Section 9.10.

“Nonparty Affiliates” has the meaning specified in Section 9.16.

“Offer Documents” has the meaning specified in Section 6.07(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. “Open Source Licenses” shall include Copyleft Licenses.

“Open Source Materials” means any software subject to an Open Source License.

“Option” means an option to purchase shares of Company Ordinary Shares granted under the Company Incentive Plan or otherwise granted to an employee, director, independent contractor or other service provider of the Company or any of its Subsidiaries outside of the Company Incentive Plan.

“Owned Land” has the meaning specified in Section 4.19(b).

“PCAOB” shall mean the Public Company Accounting Oversight Board.

“Per Share Cash Consideration” means the greater of (a) zero dollars and (b) the quotient of (i) (A) $120,000,000, minus (B) the SPAC Stockholder Redemption Amount, divided by (ii) the number of shares of SPAC Common Stock issued and outstanding as of immediately prior to the Effective Time but after the SPAC Class B Conversion (other than any Treasury Shares).

“Per Share Equity Consideration” means a number of Company Ordinary Shares equal to the quotient of (a) (i) the SPAC Class A Closing Value Per Share, minus (ii) the Per Share Cash Consideration, divided by (b) the SPAC Class A Closing Value Per Share.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Acquisitions” means (i) the transaction described on Section 1.01-C of the Company Disclosure Letter and (ii) any other acquisition transaction by the Company or any of its Subsidiaries, provided that if the purchase price for any such individual transaction exceeds $10,000,000, such transaction shall not be deemed a “Permitted Acquisition” except with the prior written approval of SPAC.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“Personal Information” means information that: (i) relates to, could reasonably be linked with, identifies or is reasonably capable of allowing the identification of a particular person or (ii) is defined as “personal data”, “personal information”, “personally identifiable information” or “PII” or any similar term by Law.

“Personal Information Laws and Policies” has the meaning specified in Section 4.21(a).

“Phantom Plan” means the Cellebrite Mobile Synchronization Ltd. 2015 Phantom Based Compensation Plan.

“Phantom Unit” means units issued pursuant to the Phantom Plan which represent a contractual right of a participant in the Phantom Plan to receive a cash payment at certain payment dates based on the appreciation in fair market value of the Company's shares between the date of grant and the relevant measurement date.

“PIPE Investment” means the purchase of Company Ordinary Shares pursuant to the Share Purchase Agreements.

“PIPE Investment Amount” means the aggregate gross purchase price for the Company Ordinary Shares in the PIPE Investment.

“PIPE Investors” means those certain investors participating in the PIPE Investment pursuant to the Share Purchase Agreements.

“Pre-Split Closing Equity Value Per Share” means the quotient of (i) the Closing Equity Value, divided by (ii) the Pre-Split Fully Diluted Shares.

“Pre-Split Fully Diluted Shares” means the sum (without duplication) of (i) the aggregate number of Company Ordinary Shares that are issued and outstanding following the Company Preferred Share Conversion and immediately prior to the Stock Split, and (ii) the aggregate number of Company Ordinary Shares issuable upon, or subject to, the exercise or exchange of any vested RSU, any vested option, warrant, right or other security convertible into or exchangeable or exercisable for Company Ordinary Shares or any Included Unvested Option, which such RSU, option, warrant, right or other security is issued and outstanding following the Company Preferred Share Conversion and immediately prior to the Stock Split, but for the avoidance of doubt excluding (A) (without duplication) all unvested RSUs and Excluded Unvested Options and (B) all Company Ordinary Shares and all options, warrants, rights or other convertible securities, whether vested or unvested, issued in connection with the Permitted Acquisitions.

“Price Adjustment Period” means the time period between the Closing Date and the five (5) year anniversary of the Closing Date.

“Price Adjustment Shares” has the meaning specified in Section 3.07(a).

“Privacy Policies” has the meaning specified in Section 4.21(a).

“Pro Rata Share” means, with respect to a Company Shareholder, a percentage determined by dividing (i) the total number of Company Ordinary Shares and vested RSUs held by such Company Shareholder immediately after the Capital Restructuring and immediately prior to the Effective Time, and prior to the consummation of the PIPE Investment by (ii) the total number of Company Ordinary Shares and vested RSUs (excluding, for the avoidance of doubt, any options, warrants, rights or other convertible securities) held by all Company Shareholders immediately after the Capital Restructuring and immediately prior to the Effective Time, and prior to the consummation of the PIPE Investment.

“Processing” has the meaning specified in Section 4.21(a).

“Prospectus” has the meaning specified in Section 9.01.

“Proxy Statement” has the meaning specified in Section 6.07(a)(i).

“Proxy Statement/Registration Statement” has the meaning specified in Section 6.07(a)(i).

“Real Property Leases” has the meaning specified in Section 4.19(a)(ii).

“Redeeming Stockholder” has the meaning specified in the definition of “Redemption Agreement”.

“Redemption Agreement” means any redemption agreement between SPAC and any SPAC Stockholder (a “Redeeming Stockholder”), pursuant to which each such Redeeming Stockholder agrees to elect to redeem such Redeeming Stockholder’s shares of SPAC Class A Common Stock through the SPAC Stockholder Redemption.

“Reference Time” means immediately prior to the Effective Time.

“Registration Statement” means the Registration Statement on Form F-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by SPAC under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 6.07(a)(i).

“Requisite Company Shareholders” has the meaning specified in Section 1.01-D of the Company Disclosure Letter.

“RSU” means any restricted stock unit granted under the Company Incentive Plan.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (including, at the time of this Agreement, the Crimea region, Cuba, Iran, Lebanon, North Korea and Syria).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person identified in any sanctions-related list of designated Persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; (d) the European Union; or (e) the Israeli Ministry of Finance or Ministry of Defense; (ii) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means any applicable trade, economic and/or financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control or the United States Department of State), (ii) the European Union and enforced by its member states, (iii) the United Nations, (iv) Her Majesty’s Treasury of the United Kingdom; or (v) the Israeli Ministry of Finance or Ministry of Defense.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities” has the meaning specified in Section 4.06(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Share Purchase Agreements” means the share purchase agreements pursuant to which the PIPE Investment will be consummated.

“SPAC” has the meaning specified in the Preamble hereto.

“SPAC Board Recommendation” has the meaning specified in Section 6.07(b).

“SPAC Class A Closing Value Per Share” means $10.00, which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to SPAC Class A Common Stock occurring prior to the Effective Time.

“SPAC Class A Common Stock” means the Class A common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Common Stock” means the Class B common stock, par value $0.0001 per share, of SPAC.

“SPAC Class B Conversion” has the meaning specified in the Recitals hereto.

“SPAC Closing Statement” has the meaning specified in Section 2.04(d).

“SPAC Common Stock” means the SPAC Class A Common Stock and SPAC Class B Common Stock.

“SPAC Common Warrant” means a warrant to purchase one (1) share of SPAC Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of SPAC’s initial public offering.

“SPAC Disclosure Letter” has the meaning specified in the introduction to Article V.

“SPAC Financial Statements” has the meaning specified in Section 5.06(d).

“SPAC Fundamental Representations” means the representations and warranties made pursuant to the first two sentences of Section 5.01 (Company Organization), Section 5.12 (Capitalization of SPAC) and Section 5.13 (Brokers’ Fees).

“SPAC Material Adverse Effect” means any Event that, individually or when aggregated with other Events, (i) has had a materially adverse effect on the business, assets, condition, results of operations or listing status of SPAC; or (ii) is reasonably likely to prevent or materially delay or materially impede the ability of SPAC to consummate the transactions contemplated by this Agreement and the other transactions contemplated by the other Transaction Agreements.

“SPAC Private Placement Warrant” means a warrant to purchase one (1) share of SPAC Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“SPAC SEC Filings” has the meaning specified in Section 5.05.

“SPAC Securities” has the meaning specified in Section 5.12(a).

“SPAC Stockholder Approval” means the approval of the Transaction Proposals by an affirmative vote of the holders of at least a majority of the outstanding shares of SPAC Common Stock entitled to vote thereupon (as determined in accordance with SPAC’s Governing Documents) at a SPAC Stockholders’ Meeting duly called by the Board of Directors of SPAC and held for such purpose.

“SPAC Stockholder Redemption” means the election of an eligible (as determined in accordance with SPAC’s Governing Documents) holder of SPAC Class A Common Stock to redeem all or a portion of the shares of SPAC Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with SPAC’s Governing Documents) in connection with the SPAC Transaction Proposals.

“SPAC Stockholder Redemption Amount” means the aggregate amount payable with respect to all SPAC Stockholder Redemptions.

“SPAC Stockholders” means the stockholders of SPAC as of immediately prior to the Effective Time.

“SPAC Stockholders’ Meeting” has the meaning specified in Section 6.07(b).

“SPAC Transaction Expenses” means the out-of-pocket fees, costs, expenses, finder’s fees, commissions or other amounts incurred, paid or otherwise payable by or on behalf of SPAC or SPAC’s Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement or otherwise in connection with the transactions contemplated hereby, including: (i) deferred underwriting commissions disclosed in any SPAC SEC Filings, (ii) fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, legal, accounting, tax, public relations and investor relations advisors, the Trustee and transfer or exchange agent, as applicable, and other professional fees (including proxy solicitors, financial printers, consultants and administrative service providers), (iii) amounts outstanding under Working Capital Loans, (iv) one half (1/2) of all filing fees payable to the Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby, (v) one hundred percent (100%) of the fees, costs, expenses and premiums related to the D&O Tail, (vi) one half (1/2) of the preparation, filing and distribution of the Proxy Statement/Registration Statement and other SPAC SEC Filings and (vii) one hundred percent (100%) of the fees, costs, expenses and placement agent fees owed in connection with the PIPE Investment (irrespective of whether such amount is nominally owed by the Company, SPAC or any of their Affiliates).

“SPAC Transaction Proposals” means (i) the adoption of this Agreement and approval of the transactions contemplated by this Agreement, including the Merger, (ii) the adoption and approval of each other proposal reasonably agreed to by SPAC and the Company as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement (including any proposal to alter the authorized share capital of SPAC to match the authorized share capital of Merger Sub) and (iii) the adoption and approval of a proposal for the adjournment of the SPAC Stockholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.

“SPAC Units” means equity securities of SPAC consisting of one (1) share of SPAC Class A Common Stock and one-third of one (1/3) SPAC Common Warrant.

“SPAC Warrants” means the SPAC Common Warrants and the SPAC Private Placement Warrants; provided that with respect to any time after the Effective Time, references herein to “SPAC Warrants” shall be deemed to refer to “Company Warrants”.

“Split Effective Time” has the meaning specified in Section 3.01(b).

“Sponsor” means TWC Tech Holdings II, LLC, a Delaware limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, SPAC, the Company and certain other parties thereto, as amended or modified from time to time.

“STB” has the meaning specified in Section 9.18(b)

“STB/Herzog Privileged Communications” has the meaning specified in Section 9.18(b).

“STB/Herzog Waiving Parties” has the meaning specified in Section 9.18(b).

“STB/Herzog WP Group” has the meaning specified in Section 9.18(b).

“Stock Split” has the meaning specified in Section 3.01(b).

“Stock Split Multiple” means the quotient of (i) the Pre-Split Closing Equity Value Per Share, divided by (ii) the SPAC Class A Closing Value Per Share.

“Straddle Period” means any taxable period beginning on or before, and ending after, the Closing Date.

“Subsidiary” means, with respect to any Person (for purposes of this definition, the “Controlling Company”), any other Person (i) of which a majority of the outstanding voting securities or other voting equity interests, or a majority of any other interests having the power to direct or cause the direction of the management and policies of such other Person, are owned, directly or indirectly, by the Controlling Company and/or (ii) with respect to which the Controlling Company or its Subsidiaries is a general partner or managing member.

“Substantial SPAC Stockholder” means a SPAC Stockholder that, as of immediately prior to the Effective Time, owns five (5) million or more shares of SPAC Common Stock.

“Surviving Corporation” has the meaning specified in Section 2.01(b).

“Tax Advisor” means W&C or another law or accounting firm of national standing and with nationally recognized expertise in matters of U.S. federal income tax Law reasonably acceptable to the Company Shareholders that were Substantial SPAC Stockholders.

“Tax Allocation Principles” shall apply as follows: (i) to the extent permitted or required by applicable Law, the taxable year of the Company and its Subsidiaries that includes the Closing Date shall be treated as closing on (and including) the Closing Date; and (ii) to the extent the treatment in clause (i) is not permitted, for purposes of determining the Tax Liability Amount, the amount of Taxes allocable to the pre-Closing portion of any Straddle Period shall be deemed to include the amount that would be payable if the relevant taxable period of the Company and all other relevant entities ended on and including the Closing Date, provided that any exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of dates in each period; provided that, for the avoidance of doubt, all Taxes and Tax liabilities with respect to the income, property or operations of the Company or any of its Subsidiaries that relate to a Straddle Period shall be apportioned between pre-Closing portion and post-Closing portion as follows: (i) in the case of Taxes other than income, value added, Israeli real estate acquisition, sales and use and withholding Taxes, on a per diem basis, and (ii) in the case of income, value added, Israeli real estate acquisition, sales and use and withholding Taxes, as determined from the books and records of the Company and its Subsidiaries as though the taxable year of the Company or relevant Subsidiary terminated at the close of business on the Closing Date.

“Tax Liability Amount” means, without duplication, determined as of the Closing Date, the amount of any unpaid Taxes of the Company and its Subsidiaries (whether or not then due) for any taxable period (or portion thereof) ending on or before the Closing Date, which amount shall be calculated (i) by calculating any Taxes for Straddle Periods using the Tax Allocation Principles, (ii) by including any unpaid Tax liabilities of the Company for any Tax period as a result of any inclusion under Section 951 or Section 951A of the Code to the extent attributable to a taxable period (or portion thereof) ending on or before the Closing Date (for the avoidance of doubt, calculated in accordance with the Tax Allocation Principles), (iii) by taking into account any net operating losses and any other Tax assets only to the extent (if any) that they would actually reduce (but not below zero) the amount of the Taxes owed with respect to a taxable period ending on or prior to the Closing Date and (iv) by treating any agreed or required adjustments in respect of a taxable period (or portion thereof) ending after the Closing Date pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) as having occurred in a taxable period ending on or before the Closing Date; provided, in all cases, that (a) in no event shall the Tax Liability Amount be a negative number; and (b) the Tax Liability Amount shall not include any Taxes taken into account for the calculation of Transaction Expenses.

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and any other charge of any kind in the nature of (or similar to) taxes whatsoever, in each case including any interest, linkage differentials, penalty, or addition thereto.

“Top Customers” has the meaning specified in Section 4.25.

“Top Vendors” has the meaning specified in Section 4.25.

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Total Cash Raise” has the meaning specified in Section 6.16(a).

“Trading Day” means any day on which Company Ordinary Shares are actually traded on the principal securities exchange or securities market on which Company Ordinary Shares are then traded.

“Transaction Agreements” shall mean this Agreement, the Ancillary Agreements, the Share Purchase Agreements, the Nondisclosure Agreement, and all the agreements documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Transaction Expenses” means the out-of-pocket fees, costs, expenses, commissions or other amounts, incurred, paid or otherwise payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) to the extent resulting from or in connection with the negotiation, documentation, preparation, execution or performance of this Agreement, the consummation of the transactions contemplated hereby (including the PIPE Investment, the Initial Dividend, the application contemplated in Section 3.09 with respect to the Maximum Additional Dividend and the Actual Additional Dividend Payment Amount) and/or the process by which the Company solicited, discussed and negotiated strategic alternatives, including (i) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (ii) one half (1/2) of all filing fees payable to the Antitrust Authorities or other Governmental Authorities in connection with the transactions contemplated hereby, (iii) one half (1/2) of the fees, costs, expenses and premiums related to the preparation, filing and distribution of the Proxy Statement/Registration Statement and other SPAC SEC Filings, (iv) all severance payments or similar obligations or benefits payable by the Company or any of its Subsidiaries to any employee, that are outside of the ordinary course of business and are payable or become payable as a result of the consummation of the transactions contemplated by this Agreement, together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts (determined without regard to any ability of the Company or its Subsidiaries to defer such Taxes under the CARES Act), (v) all change in control, transaction, termination, tax gross-up, retention, incentive, stock appreciation, phantom stock or similar obligations, amounts, bonuses or benefits payable by the Company or any of its Subsidiaries to any employee, including all deferred compensation amounts, whether or not previously vested, that are outside of the ordinary course of business and are payable or become payable as a result of the consummation of the transactions contemplated by this Agreement (other than any such retention or similar payments put in place at the written direction of SPAC), together with the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts (determined without regard to any ability of the Company or its Subsidiaries to defer such Taxes under the CARES Act), and (vi) any fees, costs, expenses or other amounts incurred in connection with the application for the Transaction Tax Ruling (and in each case of the foregoing clauses (i)-(v), any applicable value added Taxes); provided, however, that Transaction Expenses shall not include (x) Transfer Taxes, (y) the Tax Liability Amount or (z) any or all payments related to settlement of Phantom Units and the Dividend Participation Plan, including the employer’s portion of all payroll, employment and similar Taxes in connection with such amounts.

“Transaction Litigation” has the meaning specified in Section 6.22.

“Transaction Tax Ruling” has the meaning specified in Section 3.09.

“Transfer Taxes” means any and all transfer, documentary, sales, use, real property, stamp, excise, recording, registration, value added and other similar Taxes, fees and costs (including any associated penalties and interest) incurred in connection with this Agreement.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.02(a).

“Triggering Event” means any of Triggering Event I, Triggering Event II and Triggering Event III.

“Triggering Event I” means that the VWAP of Company Ordinary Shares is, at any time during the Price Adjustment Period, greater than or equal to $12.50 over any twenty (20) Trading Days within any thirty (30) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Ordinary Shares occurring on or after the Closing).

“Triggering Event II” means that the VWAP of Company Ordinary Shares is, at any time during the Price Adjustment Period, greater than or equal to $15.00 over any twenty (20) Trading Days within any thirty (30) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Ordinary Shares occurring on or after the Closing).

“Triggering Event III” means that the VWAP of Company Ordinary Shares is, at any time during the Price Adjustment Period, greater than or equal to $17.50 over any twenty (20) Trading Days within any thirty (30) Trading Day period (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Ordinary Shares occurring on or after the Closing).

“True Wind Capital” means True Wind Capital Management, L.P.

“Trust Account” has the meaning specified in Section 9.01.

“Trust Agreement” has the meaning specified in Section 5.08.

“Trust Amount” has the meaning specified in Section 6.16(a).

“Trustee” has the meaning specified in Section 5.08.

“Unit Separation” has the meaning specified in Section 3.01(c).

“Unpaid Company Expenses” means the aggregate accrued and unpaid Transaction Expenses as of immediately prior to the Effective Time (for the avoidance of doubt, excluding any SPAC Transaction Expenses).

“Unpaid SPAC Expenses” has the meaning specified in Section 2.04(d).

“Unpaid Transaction Expenses” has the meaning specified in Section 2.04(d).

“Unvested Options” means any unvested options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares.

“VAT” has the meaning specified in Section 4.15(m).

“Vested Promote Amount” means $60,000,000.

“VWAP” means, for any security as of any day or multi-day period, the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time on such day or the first day of such multi-day period (as applicable), and ending at 4:00:00 p.m., New York time on such day or the last day of such multi-day period (as applicable), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. during such day or multi-day period (as applicable). If the VWAP cannot be calculated for such security for such day or multi-day period (as applicable) on any of the foregoing bases, the VWAP of such security shall be the fair market value per share at the end of such day or multi-day period (as applicable) as reasonably determined by the board of directors of the Company.

“W&C” has the meaning specified in Section 9.18(a).

“W&C/Meitar Privileged Communications” has the meaning specified in Section 9.18(a).

“W&C/Meitar Waiving Parties” has the meaning specified in Section 9.18(a).

“W&C/Meitar WP Group” has the meaning specified in Section 9.18(a).

“Warrant Agreement” means the Warrant Agreement, dated as of September 10, 2020, between SPAC and American Stock Transfer & Trust Company.

“Warrant Consideration” means an amount of cash and Company Ordinary Shares equal to the Per Share Cash Consideration and the Per Share Equity Consideration.

“Working Capital Loans” means any loan made to SPAC by any of the Sponsor, an Affiliate of the Sponsor or any of SPAC’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, and reference to a particular section of this Agreement will include all subsections thereof, unless, in each case, the context otherwise requires; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) the use of “Affiliates” and “Subsidiaries” shall be deemed to be followed by the words “as such entities exist as of the relevant date of determination”, and (vii) the phrase “made available” or “delivered” by the Company to SPAC, when used in reference to a document, shall mean that the document was made available for viewing in the “Cellebrite 2021” electronic data room hosted by Intralinks at least one Business Day prior to the date of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (x) no such COVID-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such COVID-19 Actions shall serve as a basis for SPAC to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(b) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud (i.e., with scienter).

(f) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(g) Solely for purposes of determining the effect of any Event (as defined in the definition of “Company Material Adverse Effect”) that occurs solely after the date of this Agreement on the accuracy of the representations and warranties contained in Section 4.09, Section 4.10, Section 4.11(a), Section 4.11(c), Section 4.14(a), Section 4.18(a), Section 4.21(a) and Section 4.26(a), references in such representations and warranties to the phrase “that is, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole” (or any similar materiality qualification based on a materiality standard of “material to the Company and its Subsidiaries, taken as a whole”) shall be deemed deleted and replaced with the phrase “that would have, individually or in the aggregate, a Company Material Adverse Effect” (as such phrase may be appropriately modified to conform to the syntax of the replaced phrase).

Section 1.03 Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the actual knowledge (as opposed to imputed or constructive knowledge) of the individuals identified on Section 1.03 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” (as opposed to imputed or constructive knowledge) of SPAC shall mean the knowledge of the individuals identified on Section 1.03 of the SPAC Disclosure Letter, in each case of the foregoing clauses (i) and (ii), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II
THE MERGER; CLOSING

Section 2.01 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement, SPAC, Merger Sub and the Company (Merger Sub and SPAC sometimes being referred to herein as the “Constituent Corporations”) shall cause Merger Sub to be merged with and into SPAC, with SPAC being the surviving corporation in the Merger. The Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the Merger (as so filed, the “Merger Certificate”), executed by the Constituent Corporations in accordance with the relevant provisions of the DGCL, such Merger to be effective as of the Effective Time.

(b) Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease and SPAC, as the surviving corporation of the Merger (hereinafter referred to for the periods at and after the Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of the Company.

Section 2.02 Effects of the Merger. At and after the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all rights, privileges, powers and franchises of each Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Constituent Corporations shall not revert or become in any way impaired by reason of the Merger; but all Liens upon any property of a Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.03 Closing; Effective Time.

(a) In accordance with the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”), other than the filing of the Merger Certificate, shall take place by conference call and by exchange of signature pages by email or other electronic transmission at a time and date to be specified in writing by the Company and SPAC, which shall be no later than two (2) Business Days after the first date on which all conditions set forth in Article VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof), or such other time and place as SPAC and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b) Subject to the satisfaction or waiver of all of the conditions set forth in Article VII of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, SPAC, Merger Sub, and the Company shall cause the Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Merger shall become effective at the time when the Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be mutually agreed by SPAC and the Company in writing, each acting reasonably, and specified in the Merger Certificate (the “Effective Time”).

Section 2.04 Closing Deliverables.

(a) At the Closing, the Company will deliver or cause to be delivered:

(i) to the Exchange Agent, the Closing Share Consideration for further distribution to the SPAC Stockholders pursuant to Section 3.03;

(ii) to SPAC, a certificate signed by an executive officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 7.02(a), Section 7.02(b) and Section 7.02(c) have been fulfilled;

(iii) to SPAC, the written resignations of all of the directors of the Company and Merger Sub (other than those Persons identified as the initial directors of the Company, in accordance with the provisions of Section 2.06 and Section 6.12), effective as of the Effective Time;

(iv) to SPAC, the Investor Rights Agreement, duly executed by each Company Shareholder set forth on Section 2.04(a)(iv) of the Company Disclosure Letter; and

(v) to SPAC, evidence that the Affiliate Agreements set forth on Section 6.14 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to, or obligation of, SPAC, the Company or any of the Company’s Subsidiaries.

(b) At the Closing, SPAC will deliver or cause to be delivered:

(i) to the Company, a certificate signed by an executive officer of SPAC, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 7.03(a) and Section 7.03(b) have been fulfilled;

(ii) to the Company, the Investor Rights Agreement, duly executed by duly authorized representatives of SPAC and the Sponsor;

(iii) to the Company, the written resignations of all of the directors and officers of SPAC (other than those Persons identified as the initial directors and officers, respectively, of SPAC after the Effective Time, in accordance with the provisions of Section 2.06 and Section 6.12), effective as of the Effective Time; and

(iv) to the Company, a certification from SPAC pursuant to Treasury Regulations Section 1.1445-2(c) and a notice to be delivered to the United States Internal Revenue Service as required under Treasury Regulations Section 1.897-2(h)(2), each dated no more than thirty (30) days prior to the Closing Date, in a form reasonably acceptable to the Company, and signed by a responsible corporate officer of SPAC.

(c) No sooner than five (5) or later than two (2) Business Days prior to the Closing Date, the Company shall deliver to SPAC a certificate duly executed by an authorized officer of the Company (the “Company Closing Statement”) setting forth the Company’s good faith estimate of the Company’s calculation of the components of the Closing Adjustment Amount.

(d) No sooner than five (5) or later than (2) Business Days prior to the Closing Date, SPAC shall deliver to the Company a certificate duly executed by an authorized officer of SPAC (the “SPAC Closing Statement” and, together with the Company Closing Statement, the “Closing Statements”), setting forth (i) SPAC’s good faith estimate of the SPAC’s calculation of the Total Cash Raise and the components thereof, (ii) the aggregate accrued and unpaid SPAC Transaction Expenses as of the Reference Time (the “Unpaid SPAC Expenses” and, together with the Unpaid Company Expenses, the “Unpaid Transaction Expenses”), which with respect to Unpaid SPAC Expenses shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing and, if reasonably required by the Company, the certified Taxpayer Identification Numbers, of each payee, and (iii) SPAC’s good faith estimate of the cash that will be remaining in the Trust Account at the Closing following payment of the amounts required to satisfy the SPAC Stockholder Redemption Amount. At or promptly following the Closing, and in any event subject to the release of funds in the Trust Account pursuant to Section 6.16(b)(i)(2), the Company shall pay or cause to be paid, by wire transfer of immediately available funds, the Unpaid Transaction Expenses set forth on the Closing Statements; provided, that any Unpaid Company Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such Persons through the Company’s payroll.

(e) Each of the Company and SPAC shall (i) provide the other party hereto and its representatives with reasonable access, during normal business hours and upon reasonable notice, to the relevant books, records and finance personnel of such party to enable the other party hereto and such representatives to review and analyze the amounts set forth on the Closing Statements, and (ii) make such amendments to the Closing Statements as the parties may mutually and in good faith agree.

Section 2.05 Governing Documents.

(a) At the Effective Time, the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time, shall be the certificate of incorporation and bylaws of Surviving Corporation, except all references to the name of Merger Sub shall be replaced by the name of the Surviving Corporation, until thereafter amended as provided therein and under the DGCL.

(b) At the Closing, the Company shall amend and restate, effective as of prior to the Effective Time, its articles of association by adopting the Amended Articles, which Amended Articles will include the lock-up provisions set forth in the form of the Amended Articles attached hereto as Exhibit D (with such changes as may be mutually agreed in writing by SPAC and the Company).

Section 2.06 Directors and Officers.

(a) The directors and officers of Merger Sub, as of immediately prior to the Effective Time (after giving effect to the resignations delivered pursuant to Section 2.04(a)(iii)), shall be the initial directors and officers of the Surviving Corporation from and after the Effective Time, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

(b) The Persons identified as the initial directors and officers of the Company, in accordance with the provisions of Section 6.12, shall be the directors and officers, respectively, of the Company from and after the Effective Time, each to hold office in accordance with the Governing Documents of the Company.

Section 2.07 Tax-Deferred Reorganization Matters. The parties intend that, for U.S. federal income tax purposes, the Merger qualifies for the Intended Tax Treatment, and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). None of the parties knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party hereto), or has knowingly taken or will knowingly take any action, in each case, not contemplated by this Agreement and/or any Ancillary Agreements, if such fact, circumstance or action would be reasonably expected to cause the Merger to fail to qualify for the Intended Tax Treatment. The Merger shall be reported by the parties hereto for U.S. federal income Tax purposes in accordance with the foregoing, unless (i) otherwise required by a Governmental Authority following diligent defense and litigation of the Intended Tax Treatment with respect to the Company or SPAC through to a final order of the first court of competent jurisdiction following any appeals within the IRS to the contrary or (ii) such party receives formal written tax advice from a Tax Advisor to the effect that, as a result of a change in applicable Law or regulatory or administrative guidance, or facts not anticipated to be the case as of the date hereof (including without limitation any material redemptions by SPAC Stockholders in connection with the transactions contemplated by this Agreement in excess of the amount that would cause the Per Share Cash Consideration to equal zero), such Tax Advisor is unable to conclude that the Merger is more likely than not to qualify for the Intended Tax Treatment. The parties hereto shall use commercially reasonable efforts to cooperate with each other and their respective counsel to document the Tax treatment of the Merger as qualifying for the Intended Tax Treatment, including providing customary representation letters reasonably satisfactory to such counsel and to each party hereto. Each party hereto agrees to use commercially reasonable efforts to promptly notify all other parties hereto of any challenge to the Intended Tax Treatment by any Governmental Authority and shall diligently defend and litigate the Intended Tax Treatment with respect to the Company or SPAC against any such challenges with respect to the Company or SPAC through to a final order of the first court of competent jurisdiction following any appeals within the IRS that any portion of the Intended Tax Treatment does not apply unless such party receives formal written tax advice from a Tax Advisor to the effect that, as a result of a change in applicable Law or regulatory or administrative guidance, or facts not anticipated to be the case as of the date hereof (including without limitation any material redemptions by SPAC Stockholders in connection with the transactions contemplated by this Agreement in excess of the amount that would cause the Per Share Cash Consideration to equal zero), such Tax Advisor is unable to conclude that the Merger is more likely than not to qualify for the Intended Tax Treatment. In the event that, prior to the Closing, any event occurs (including but not limited to any change in applicable Law or regulatory or administrative guidance) that would introduce a material risk that the Merger would fail to qualify for the Intended Tax Treatment, if SPAC makes a written request to the Company at least 14 days prior to the Closing Date, the parties shall work together and cooperate in good faith to change the structure of the transaction to reduce or eliminate such material risk; provided, that (A) any such change in structure shall not give rise to any non-de minimis disadvantage to any party to the transaction or the shareholders of the Company; and (B) any such change in structure shall not be a condition to Closing of any party hereto and must be approved by the Company in its reasonable discretion. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company or SPAC to defend or litigate the Intended Tax Treatment with respect to the shareholders or warrant holders of the Company or of SPAC; provided, that (x) neither the Company nor SPAC shall disparage, impugn or interfere with any defense or litigation of the Intended Tax Treatment with respect to the shareholders of the Company, provided, however, that for the avoidance of doubt, the Company or SPAC shall not be treated as disparaging, impugning or interfering with any such defense of litigation to the extent that the Company or SPAC does not report the Merger as qualifying for the Intended Tax Treatment (or take any other related actions) in accordance with this Section 2.07; and (y) the Company and SPAC shall provide reasonable access to information required by any shareholders of the Company who were Substantial SPAC Stockholders for any such defense or litigation; provided, however, that any such shareholders shall reimburse the Company for any reasonable out-of-pocket expenses to provide such access.

Article III
PRE-CLOSING TRANSACTIONS; EFFECTS OF THE MERGER ON THE SPAC COMMON STOCK

Section 3.01 Pre-Closing Transactions.

(a) On the Closing Date: (i) prior to the actions set forth in clause “(ii)” below, the Company shall pay the Initial Dividend and the Actual Additional Dividend Payment Amount (to the extent approved by the court pursuant to a final and non-appealable ruling in accordance with Section 3.07); and (ii) immediately prior to the Stock Split and the Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to such time shall automatically convert into Company Ordinary Shares in accordance with the Company’s Governing Documents (the “Company Preferred Share Conversion”).

(b) Immediately following the Company Preferred Share Conversion but prior to the Effective Time, (i) each Company Ordinary Share (and for the avoidance of doubt, any option, warrant, right or other security convertible into or exchangeable or exercisable therefor) that is issued and outstanding at such time shall be converted (or made exchangeable or exercisable) into a number of Company Ordinary Shares determined by multiplying each such Company Ordinary Share by the Stock Split Multiple (the “Stock Split”); provided, that no fraction of a Company Ordinary Share will be issued by virtue of the Stock Split, and each Company Shareholder that would otherwise be so entitled to a fraction of a Company Ordinary Share (after aggregating all fractional Company Ordinary Shares that otherwise would be received by such Company Shareholder) shall instead be entitled to receive such number of Company Ordinary Shares to which such Company Shareholder would otherwise be entitled, rounded down to the nearest whole Company Ordinary Share, (ii) each Option outstanding as of the effective time of the Stock Split (the “Split Effective Time”) will, automatically and without any action on the part of any holder of such Option or beneficiary thereof, continue to be an option to purchase Company Ordinary Shares (each, a “Continuing Option”) subject to substantially the same terms and conditions as were applicable to such Option immediately before the Split Effective Time (including expiration date and exercise provisions), except that: (A) each Continuing Option shall be exercisable for that number of Company Ordinary Shares equal to the product (rounded down to the nearest whole number) of (1) the number of Company Ordinary Shares subject to the Option immediately before the Split Effective Time multiplied by (2) the Stock Split Multiple; and (B) the per share exercise price for each Company Ordinary Share issuable upon exercise of the Continuing Option shall be equal to the quotient obtained by dividing (1) the exercise price per Company Ordinary Share of such Option immediately before the Split Effective Time by (2) the Stock Split Multiple; provided, however, that the exercise price and the number of Company Ordinary Shares purchasable under each Continuing Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any Option to which Section 422 of the Code applies, the exercise price and the number of Company Ordinary Shares purchasable under such Continuing Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; and provided, further, that in the case of any Option to which Section 102 of the ITO applies, that the exercise price and the number of Company Ordinary Shares purchasable under the related Continuing Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code; and provided, further, that in the case of any Option to which Section 102 of the ITO applies, that the exercise price and the number of Company Ordinary Shares purchasable under the related Continuing Option shall be determined in a manner consistent with the Company Incentive Plan and which satisfies the requirements of Section 102 of the ITO and any guidance of the ITA with respect thereof; and (iii) each RSU outstanding as of the Split Effective Time will, automatically and without any action on the part of any holder of such RSU or beneficiary thereof, continue to be a restricted stock unit denominated in Company Ordinary Shares (each, a “Continuing RSU”) subject to substantially the same terms and conditions as were applicable to such RSU immediately before the Split Effective Time, except that the number of Company Ordinary Shares subject to such Continuing RSU shall be equal to the product (rounded down to the nearest whole number) of (A) the total number of Company Ordinary Shares subject to such RSU award immediately before the Split Effective Time multiplied by (B) the Stock Split Multiple. The Company shall cause all Phantom Units and entitlements under the Dividend Participation Plan to be fully settled and to expire and to be no longer outstanding as of immediately prior to Closing; provided that any payments with respect to the Phantom Units and Dividend Participation Plan may be made post-Closing through the Company’s or any of its Subsidiary’s payroll.

(c) On the Closing Date, immediately prior to the Effective Time, the shares of SPAC Class A Common Stock and the SPAC Common Warrants comprising each issued and outstanding SPAC Unit immediately prior to the Effective Time shall be automatically separated (the “Unit Separation”) and the holder thereof shall be deemed to hold one (1) share of SPAC Class A Common Stock and one-third of one (1/3) SPAC Common Warrant, provided that no fractional SPAC Common Warrants will be issued in connection with the Unit Separation such that if a holder of SPAC Units would be entitled to receive a fractional SPAC Common Warrant upon the Unit Separation, the number of SPAC Common Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Common Warrants. The shares of SPAC Class A Common Stock and SPAC Common Warrants held following the Unit Separation shall be converted in accordance with the applicable terms of this Article III.

(d) On the Closing Date, immediately prior to the Effective Time, the SPAC Class B Conversion shall be effected. Following the SPAC Class B Conversion, each share of SPAC Class B Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each former holder of shares of SPAC Class B Common Stock shall thereafter cease to have any rights with respect to such securities, except as provided herein or by applicable Law.

Section 3.02 Conversion of Securities.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any SPAC Stockholder, each share of SPAC Common Stock, that is issued and outstanding immediately prior to the Effective Time, (other than (i) any shares of SPAC Common Stock held in the treasury of SPAC, which treasury shares shall be canceled as part of the Merger and shall not constitute “SPAC Common Stock” hereunder (each such share, a “Treasury Share”) and (ii) any shares of SPAC Common Stock held by SPAC Stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL) shall be canceled and converted into the right to receive the applicable portion of the Aggregate Merger Consideration as determined pursuant to Section 3.02(c), and each former holder of shares of SPAC Common Stock shall thereafter cease to have any rights with respect to such securities, except as provided herein or by applicable Law.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the Company or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into one share of common stock, par value $0.0001, of the Surviving Corporation. The shares of common stock of the Surviving Corporation shall have the same rights, powers and privileges as the shares so converted and shall constitute the only issued and outstanding share capital of the Surviving Corporation.

(c) Each SPAC Stockholder as of immediately prior to the Effective Time (after giving effect to the SPAC Class B Conversion) shall be entitled to receive, in respect of each share of SPAC Common Stock (in each case, other than in respect of any (x) Treasury Shares and (y) Dissenting Shares) held by such holder, at the Effective Time, (i) the Per Share Equity Consideration (the total number of Company Ordinary Shares issuable pursuant to this clause (i), the “Closing Share Consideration”) and (ii) the Per Share Cash Consideration (the aggregate Per Share Cash Consideration payable pursuant to this clause (ii) together with the Closing Share Consideration, the “Aggregate Merger Consideration”). The Company shall use reasonable best efforts to cause the Company Ordinary Shares issued pursuant to this Section 3.02(c) to be issued in book-entry form promptly after such issuance.

Section 3.03 Exchange Procedures.

(a) Prior to the Closing, the Company shall appoint an exchange agent reasonably acceptable to SPAC (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the SPAC Stockholders. (i) At or before the Effective Time, the Company shall deposit with the Exchange Agent a number of Company Ordinary Shares equal to the Closing Share Consideration and (ii) promptly following the Effective Time, SPAC shall deposit with the Exchange Agent an amount of cash equal to the aggregate Per Share Cash Consideration.

(b) Reasonably promptly after the Effective Time, the Company shall send or shall cause the Exchange Agent to send, to each SPAC Stockholder whose SPAC Common Stock was converted pursuant to Section 3.02(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form) for use in such exchange (each, a “Letter of Transmittal”).

(c) Each holder of shares of SPAC Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.02(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal, the notice referred to in Section 3.05 and such other documents as may reasonably be requested by the Exchange Agent, (i) with the cash portion of the Aggregate Closing Consideration being delivered via wire transfer of immediately available funds in accordance with wire instructions provided in such Letter of Transmittal, and (ii) the equity portion of the Aggregate Closing Consideration being delivered via book-entry issuance, in each case less any required Tax withholdings as provided in Section 3.05. No interest shall be paid or accrued upon the transfer of any share of SPAC Common Stock.

(d) Promptly following the date that is one (1) year after the Effective Time, the Company shall instruct the Exchange Agent to deliver to the Company all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to the Company, and any Person that was a holder of shares of SPAC Common Stock as of immediately prior to the Effective Time that has not exchanged such shares of SPAC Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.03 prior to the date that is one (1) year after the Effective Time, may transfer such shares of SPAC Common Stock to the Company and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and the Company shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of SPAC, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

Section 3.04 Treatment of Warrants. Following the Effective Time, by virtue of the Merger and without any action on the part of any holder of a SPAC Warrant, each SPAC Warrant that is issued and outstanding immediately prior to the Effective Time shall automatically and irrevocably be converted into a corresponding Company Warrant in accordance with its terms. Such newly issued Company Warrants shall be substantially in the form of the SPAC Common Warrants, but in the name of the Company and exercisable for the Warrant Consideration, in lieu of SPAC Class A Common Stock, all as amended pursuant to the Amended and Restated Warrant Agreement. The parties hereto agree to discuss in good faith any amendments to the SPAC Warrants in order to facilitate the exercise of such warrants for the Warrant Consideration or as may otherwise be necessary or advisable.

Section 3.05 Withholding. Notwithstanding any other provision to this Agreement, SPAC, the Company and the Exchange Agent (and their respective representatives), as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by SPAC, the Company, or the Exchange Agent, respectively) and request any necessary Tax forms, including any applicable withholding forms, or any other proof of exemption from withholding or any similar information, from any Person. To the extent that any amounts are so deducted and withheld, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made and paid to the applicable Governmental Authority. Notwithstanding the foregoing, any consideration payable, deemed payable, or otherwise deliverable pursuant to this Agreement to SPAC Stockholders or to the PIPE Investors, other than any SPAC Stockholder which holds 5% or more of the equity interests of SPAC (a “5% Shareholder”), will not be subject to any Israeli Tax withholding and the Company shall bear the cost (if any) of any such Israeli Tax on a grossed-up basis and (except for Israeli tax resident SPAC Stockholders that are not 5% Shareholders) shall indemnify and hold the SPAC Stockholders and the PIPE Investors harmless against any and all such Israeli Taxes. As to 5% Shareholders, any consideration payable or otherwise deliverable to such 5% Shareholder shall be subject to Israeli Tax withholding, unless such 5% Shareholder attaches to the Letter of Transmittal a duly completed and validly executed notice confirming that it is not an Israeli tax resident or otherwise subject to Tax in Israel with respect to its holdings in SPAC, in the form attached as Exhibit E, in which case such consideration payable, deemed payable, or otherwise deliverable pursuant to this Agreement to such 5% Shareholder will not be subject to any Israeli Tax withholding and the Company shall bear the cost (if any) of any such Tax on a grossed-up basis and shall indemnify and hold such 5% Shareholder harmless against any and all such Taxes. The parties hereto shall cooperate in good faith to eliminate or reduce any such deduction or withholding (including through the request and provision of any statements, forms or other documents to reduce or eliminate any such deduction or withholding).

Section 3.06 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of SPAC Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of SPAC Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be cancelled, extinguished and cease to exist at the Effective Time and be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such shares of SPAC Common Stock shall be treated as if they had been converted as of the Effective Time into the right to receive a portion of the Aggregate Merger Consideration in accordance with Section 3.02(a) without interest thereon, upon transfer of such shares. SPAC shall provide the Company prompt written notice of any demands received by SPAC for appraisal of shares of SPAC Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to SPAC prior to the Effective Time that relates to such demand; provided, that, for the avoidance of doubt, the Company shall direct all negotiations and proceedings with the respect to such demands. Except with the prior written consent of the Company, SPAC shall not make any payment with respect to, or settle or compromise, or offer to settle or compromise, or approve any withdrawal of, any such demands, or waive any failure to timely deliver a written demand for appraisal or otherwise comply with the provisions under Section 262 of the DGCL, or agree or commit to do any of the foregoing.

Section 3.07 Issuance of Price Adjustment Shares to Company Shareholders.

(a) Following the Closing, and as an inducement to enter into this Agreement, within ten (10) Business Days after the occurrence of a Triggering Event, the Company shall issue, or cause the Exchange Agent or any replacement transfer agent engaged by the Company to issue, in each case subject to applicable withholding Tax, to each Company Shareholder (in accordance with its respective Pro Rata Share) the following Company Ordinary Shares (which shall be equitably adjusted for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Ordinary Shares occurring on or after the Closing) (the “Price Adjustment Shares”), upon the terms and subject to the conditions set forth in this Agreement:

(i) Upon the occurrence of Triggering Event I, a one-time aggregate issuance of 5,000,000 Price Adjustment Shares;

(ii) Upon the occurrence of Triggering Event II, a one-time aggregate issuance of 5,000,000 Price Adjustment Shares; and

(iii) Upon the occurrence of Triggering Event III, a one-time aggregate issuance of 5,000,000 Price Adjustment Shares.

(b) For the avoidance of doubt, the Company Shareholders shall be entitled to receive Price Adjustment Shares upon the occurrence of each Triggering Event; provided, however, that (i) each Triggering Event shall only occur once, if at all, (ii) multiple Triggering Events may occur at the same time (and for the avoidance of doubt, all Price Adjustment Shares shall be issued to the Company Shareholders upon the occurrence of Triggering Event III) and (iii) notwithstanding anything herein to the contrary, in no event shall the Company Shareholders in the aggregate be entitled to receive more than an aggregate of 15,000,000 Price Adjustment Shares.

(c) If, during the Price Adjustment Period, there is a Change of Control, then immediately prior to the consummation of such Change of Control: (a) any Triggering Event that has not previously occurred shall be deemed to have occurred; and (b) the Company shall issue, subject to applicable withholding Tax, the applicable Price Adjustment Shares to the Company Shareholders (in accordance with their respective Pro Rata Share), and the recipients of such issued Price Adjustment Shares shall be eligible to participate in such Change of Control with respect to such Price Adjustment Shares.

(d) Notwithstanding the foregoing or anything to the contrary herein, until the applicable Company Shareholder delivers a Valid Tax Certificate to the Company and the Exchange Agent, no Price Adjustment Shares shall be issued to such Company Shareholder, or, if determined by the Company in its sole discretion, any Price Adjustment Shares shall be issued only in the name of the Exchange Agent to be held in trust for the relevant Company Shareholder and delivered to such Company Shareholder in compliance with the withholding requirements under this Section 3.07(d). Any amount required to be withheld with respect to the Price Adjustment Shares shall be funded through the forfeiture or sale of the portion of the shares of Price Adjustment Shares otherwise deliverable to such Company Shareholder that is required to enable the Company to comply with applicable deduction or withholding requirements, or payment by the applicable Company Shareholder to the Company of cash in the entire Tax amount required to be withheld. To the extent that the Company or Exchange Agent, as applicable, is unable, for whatever reason, to sell the applicable portion of Price Adjustment Shares required to finance the applicable deduction or withholding requirements, then no Price Adjustment Shares shall be issued to such Company Shareholder until the earlier of: (i) the receipt of a Valid Tax Certificate from such Company Shareholder fully exempting the Company from tax withholding with respect to the applicable Price Adjustment Shares or providing for the reduced withholding amount required and such amount is paid by the applicable Company Shareholder; or (ii) such time as the Company or Exchange Agent, as applicable, is able to sell the portion of such shares otherwise deliverable to such Company Shareholder that is required to enable the Company or Exchange Agent, as applicable, to comply with such applicable deduction or withholding requirements. Any costs or expenses incurred by Company or Exchange Agent in connection with such sale shall be borne by, and deducted from the share of the Price Adjustment Shares to be issued to the applicable Company Shareholder. For purposes hereof, “Valid Tax Certificate” means a valid certificate, ruling or any other written instructions regarding Tax withholding, issued by the ITA in customary form and substance satisfactory to the Company, that is applicable to the Price Adjustment Shares to be delivered to any Company Shareholder pursuant to this Agreement, stating that no withholding, or reduced withholding, of Israeli Tax is required with respect to such delivery or providing any other instructions regarding Tax withholding.

(e) Any issuance of the Price Adjustment Shares (i) is intended to comply with, and shall be effected in accordance with, Rev. Proc. 84-42, 1984-1 C.B. 521; and (ii) shall be treated for Tax purposes as an adjustment to the merger consideration, as applicable, unless otherwise required by applicable Law or pursuant to a “determination” (as defined in Section 1313(a) of the Code or any similar provision of U.S. state, local or non-U.S. Law), or with respect to any amounts treated as imputed interest under Section 483 of the Code.

Section 3.08 Additional Dividend. In addition to the Initial Dividend, following the date hereof, an additional dividend in the aggregate amount of $78,700,000.00 which will be payable to the Company Shareholders subject to the approval of the Israeli District Court (or any appeal instance) prior to the Effective Time as described in this Section 3.08 (the “Maximum Additional Dividend”) may be declared and approved by the Company’s Board of Directors. Promptly following such declaration and approval by the Company’s Board of Directors, the Company shall file with the applicable District Court in Israel an application pursuant to Section 303 of the Israeli Companies Law for approval the distribution of the Maximum Additional Dividend and shall take such other steps as are reasonably required for that purpose, including those required pursuant to Section 303 of the Israeli Companies Law, the Israeli Companies Regulations (Approval of Distribution), 2001 and other applicable Laws. Any filings with any court related thereto shall be shared in advance with the SPAC and the SPAC shall be given a reasonable period of time to review the same and shall have a right to comments and make suggestions to the Company, which the Company shall consider in good faith. To the extent that the Israeli District Court or any appeal instance finally (including following the lapse of any applicable appeal period) approves prior to the Closing Date the distribution of the Maximum Additional Dividend or a portion thereof, the Company shall distribute the Maximum Additional Dividend (or the portion thereof finally approved by such court for distribution) (such amount actually distributed, the “Actual Additional Dividend Payment Amount”) as of immediately prior to Closing. Notwithstanding the foregoing: (A) if such court approval is conditioned upon the Company undertaking material obligations and/or restrictions, the Company shall not agree to such obligations and/or restrictions without the prior written consent of the SPAC (which consent shall not be unreasonably withheld, conditioned or delayed), and (B) if such final court approval with respect to the Maximum Additional Dividend (or a portion thereof) is not obtained prior to the Closing, for any reason whatsoever, the Maximum Additional Dividend shall not be distributed and the Company shall withdraw its application to the District Court. Any payment of the Actual Additional Dividend Payment Amount shall be subject to withholding of Tax as required by applicable Law, and any Israeli Tax withheld by the Company with respect to the payment of the Actual Additional Dividend Payment Amount shall be remitted and transferred to the ITA by the 15th day of the month following the payment date of the Actual Additional Dividend Payment Amount.

Section 3.09 Transaction Tax Ruling. As promptly as practicable (and in any event within ten (10) Business Days) following the date hereof, the Company shall prepare and, after coordinating it in good faith with SPAC and its Israeli counsel, file with the ITA an application for a ruling that will seek to determine: (i) that the Indemnified SPAC Parties are not subject to Israeli Tax with respect to receipt of Company Ordinary Shares and/or Company Warrants and/or any cash amount from the Trust Account or with respect to the Per Share Cash Consideration, Per Share Equity Consideration, the Price Adjustment Shares or the Actual Additional Dividend Payment Amount, (ii) the tax treatment of the issuance of the Price Adjustment Shares and the Actual Additional Dividend Payment Amount for Israeli Tax purposes and (iii) that the Capital Restructuring is not subject to Israeli withholding Tax (the “Transaction Tax Ruling”). The Company and SPAC and their respective Israeli counsels shall cooperate with respect to the preparation and filing of such application and in the preparation of any written submissions that may be necessary, proper or advisable to obtain the Transaction Tax Ruling. Subject to the terms and conditions hereof, the parties shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain the Transaction Tax Ruling as promptly as practicable. For the avoidance of doubt, the Company shall not make any application to the ITA with respect to any matter relating to the Transaction Tax Ruling without first consulting with SPAC’s Israeli counsel and granting it the opportunity to review and comment on the application, and the Company shall inform SPAC’s Israeli counsel of the content of any discussions, meetings or significant conference calls relating thereto in advance. The final text of the Transaction Tax Ruling shall in all circumstances be subject to the discretion of the Company but shall reasonably accommodate any comments and requests made by SPAC and its Israeli counsel.

Section 3.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation following the Merger with full right, title and possession to all assets, property, rights, privileges, powers and franchises of SPAC and Merger Sub, the officers and directors or members, as applicable (or their designees) of the Surviving Corporation are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND MERGER SUB

Except as set forth in the disclosure letter delivered to SPAC by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 9.09, qualifies the correspondingly numbered and lettered representations in this Article IV), the Company represents and warrants to SPAC as follows:

Section 4.01 Company Organization. The Company has been duly incorporated and is validly existing under the Laws of the State of Israel, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. Merger Sub has been duly incorporated and is validly existing under the Laws of the State of Delaware, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company and Merger Sub, each as amended to the date of this Agreement and as previously made available by or on behalf of the Company and Merger Sub, to SPAC, are true, correct and complete, and the Company is not in breach or violation of any of the provisions contained in its Governing Documents in any material respect. All of the equity interests of Merger Sub are held directly by the Company. Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation. The Company has timely filed all requisite annual reports, paid all annual fees and has not been designated a “violating company” (as such term is understood under the Israeli Companies Law, 1999 (the “Israeli Companies Law”)) by the Israeli Registrar of Companies, except to the extent that the failure to make such timely filing or pay such fees, or such designation, would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each of the Company and Merger Sub is duly licensed or qualified and (if applicable) in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing (if applicable), as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries.

Section 4.02 Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.02 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to SPAC by or on behalf of the Company, and none of the Company’s Subsidiaries is in breach or violation of any of the provisions contained in its Governing Documents in any material respect. Each Subsidiary of the Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.03 Due Authorization.

(a) Subject to receipt of the Company Shareholder Approval, each of the Company and Merger Sub has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.05) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other documents to which the Company and/or Merger Sub are party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the respective boards of directors of the Company and Merger Sub and by the Company as the sole stockholder of Merger Sub, and no other company or corporate proceeding on the part of the Company or Merger Sub is necessary to authorize this Agreement and the other documents to which the Company and/or Merger Sub are party contemplated hereby other than the Company Shareholder Approvals. This Agreement has been, and on or prior to the Closing, the other documents contemplated hereby to which the Company and/or Merger Sub are party will be, duly and validly executed and delivered by the Company and/or Merger Sub, as applicable, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company and/or Merger Sub is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company and/or Merger Sub, as applicable, enforceable against the Company and/or Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions unanimously (i) determining that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of, the Company and the Company’s shareholders and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement, the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby (including the Merger). On or prior to the date of this Agreement, the Board of Directors of Merger Sub has duly adopted resolutions unanimously (i) determining that this Agreement, the Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of, Merger Sub and Merger Sub’s stockholders and (ii) authorizing and approving the execution, delivery and performance by Merger Sub of this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger). Certified copies of the resolutions described in this Section 4.03(b) will be provided to SPAC upon SPAC’s request. No other corporate action is required on the part of the Company or Merger Sub or any of their respective stockholders to enter into this Agreement or the documents to which the Company and/or Merger Sub are party contemplated hereby or to approve the Merger other than the Company Shareholder Approvals.

Section 4.04 No Conflict. Subject to the receipt of the Governmental Approvals set forth in Section 4.05 and except as set forth on Section 4.04 of the Company Disclosure Letter, the execution and delivery by the Company and Merger Sub of this Agreement and the documents to which the Company and/or Merger Sub are party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Privacy Policy or Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform its obligations under this Agreement or (ii) be materially adverse to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.05 Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of SPAC contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Approval”) is required on the part of the Company or its Subsidiaries, or on the part of SPAC prior to the Closing as a result of any Permit currently held (or required to be held) by the Company or its Subsidiaries, with respect to the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any Governmental Approvals required on the part of the Company or its Subsidiaries, the absence of which would not, individually or in the aggregate, (A) be materially adverse to the Company and its Subsidiaries, taken as a whole, or (B) reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with any material obligation of the Company or Merger Sub under this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby or thereby; (iii) the filing of the Merger Certificate in accordance with the DGCL; and (iv) as otherwise set forth on Section 4.05 of the Company Disclosure Letter.

Section 4.06 Capitalization of the Company.

(a) As of the date of this Agreement, the authorized share capital of the Company consists of 3,600,000,000 total shares, each with a par value of NIS 0.00001 per share, comprised of: (i) 3,558,540,631 Company Ordinary Shares, of which 130,876,394 Company Ordinary Shares are issued and outstanding as of the date of this Agreement; and (ii) 41,459,369 Company Preferred Shares, of which 41,459,369 Company Preferred Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding Company Shares (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of the Company and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens. All Company Shares are uncertificated, book-entry shares.

(b) As of the date of this Agreement, Options to purchase 29,177,202 Company Ordinary Shares are outstanding and RSUs convertible into 764,987 Company Ordinary Shares are outstanding. The Company has provided to SPAC, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds an Option and/or RSU, including: (i) the name of the holder of such Option; (ii) the number of shares of Company Ordinary Shares subject thereto; (iii) the vesting schedule (including any acceleration provision); (iv) if applicable, the exercise price thereof; (v) the expiration dates; (vi) the status of the Option as an “incentive stock option” as defined in Section 422 of the Code, a non-qualified stock option or otherwise; and (vii) whether each such Option or RSU was granted and is subject to Tax pursuant to Section 3(i) of the ITO or Section 102 of the ITO and the applicable sub-section of Section 102.

(c) Except as set forth in Section 4.06(a), Section 4.06(b) or Section 4.06(c) of the Company Disclosure Letter, there are (i) no outstanding shares of capital stock or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries, (ii) no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue or register, or that restrict the transfer or voting of, any capital stock or share capital of, or other equity or voting interest in, or any securities convertible into or exchangeable for shares of capital stock or share capital of, or other equity or voting interest in, the Company or any of its Subsidiaries, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock or share capital of, or other equity or voting interest (including any voting debt) in, the Company or any of its Subsidiaries (the items in clauses (i), (ii), (iii) and (iv), together with the share capital of the Company, being referred to collectively as “Securities”), (v) no calls, subscriptions, pre-emptive rights, Contracts, agreements, arrangements, understandings or other commitments of any kind for the purchase or issuance of Securities, (vi) no “phantom stock” or similar obligations of the Company or any of its Subsidiaries, (vii) no Contracts requiring the Company or any of its Subsidiaries to acquire any equity interest of any other Person, and (viii) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Securities or dividends paid thereon or revenues, earnings or financial performance or any other attribute of the Company.

(d) The Company Ordinary Shares constituting the Closing Share Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company’s Governing Documents, or any Contract to which the Company or any of its Subsidiaries is a party (other than the Amended Articles and the Investor Rights Agreement and other than being subject to generally applicable Liens created under applicable securities Laws).

Section 4.07 Capitalization of Subsidiaries.

(a) A list of the names of the Company’s Subsidiaries, including their jurisdiction of organization and the name of any equityholder other than the Company or any Subsidiary of the Company is set forth on Section 4.07(a) of the Company Disclosure Letter. The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of each such Subsidiary, and (2) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b) The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens. Except as set forth on Section 4.07(b) of the Company Disclosure Letter, neither the Company nor its Subsidiaries hold any Securities of any Person.

Section 4.08 Financial Statements.

(a) Attached as Section 4.08(a) of the Company Disclosure Letter are true and complete copies of the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows, and stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020 and December 31, 2019, together with the auditor’s reports thereon (the “Financial Statements”).

(b) Except as set forth on Section 4.08(b) of the Company Disclosure Letter, the Financial Statements (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries.

(c) The Company and each of the Company’s Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP. The Company (including any employee thereof) has not identified and is not aware of (and, to the knowledge of the Company, no independent auditor of the Company has identified or been made aware of) (x) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (y) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (z) any claim or allegation regarding any of the foregoing.

(d) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any material off-balance sheet partnership or any similar Contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 4.09 Undisclosed Liabilities. Except as set forth on Section 4.09 of the Company Disclosure Letter, there is no other liability, debt or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due) of the type required to be reflected or reserved on a balance sheet prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) incurred in connection with the transactions contemplated by this Agreement or the other Transaction Agreements, (e) arising under the terms of any Contract binding upon the Company or any of its Subsidiaries (for the avoidance of doubt other than as a result of breach thereof), (f) which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole or (g) arising from the consummation of any Permitted Acquisition or the negotiation, documentation, preparation, execution or performance of the transaction documentation relating to, or diligence with respect to, any Permitted Acquisition.

Section 4.10 Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof (a) there are no initiated, pending or, to the knowledge of the Company, threatened, Actions, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; (b) other than examinations conducted in the ordinary course of a Governmental Authority’s generally applicable supervisory jurisdiction, no investigations or other inquiries have been initiated, are pending, or, to the knowledge of the Company, have been threatened against, the Company or any of the Company’s Subsidiaries or their respective properties or assets by any Governmental Authority; and (c) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order that are, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.11 Legal Compliance.

(a) Each of the Company and its Subsidiaries is, and for the prior three (3) years has been, in compliance with all applicable Laws, except as would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company, neither the Company nor any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice from a Governmental Authority of, or been charged with, the violation of any Laws except as is not, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) ensure compliance with applicable International Trade Laws, Anti-Money Laundering Laws, Sanctions Laws, Encryption Laws and Anti-Bribery Laws and (ii) comply with applicable human rights Laws.

(b) For the past three (3) years, neither the Company nor any of its Subsidiaries, nor any of their respective directors or officers, nor, to the knowledge of the Company, any employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value in violation of the Anti-Bribery Laws to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in each case of clauses “(i)” and “(ii)” while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case of clauses “(i)” and “(ii)” in violation of the Anti-Bribery Laws. To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

(c) The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all Anti-Money Laundering Laws, International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”), except where the failure to have such authorizations or be in compliance therewith would not, individually or in the aggregate, reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. Neither the Company nor its Subsidiaries are required to report the Merger to any Governmental Authority under the International Trade Laws or under any Export Approval There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any Anti-Money Laundering Laws, International Trade Laws or Sanctions Laws or any Export Approvals. Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has during the past three (3) years, transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country.

(d) The Company and its Subsidiaries (i) have applied for or obtained all licenses or authorizations from applicable Governmental Authorities to lawfully engage in restricted means of encryption or decryption (including digital forensics) (“Encryption Licenses”), and (ii) are, and have been for the past three (3) years, in compliance in all material respects with all Encryption Licenses issued to it by Governmental Authorities as well as with applicable Laws relating to encryption and decryption controls, including the Israeli Supervision of Commodities and Services Order (Engaging in Means of Encryption)-1974, Israeli Supervision of Commodities and Services Declaration (Engaging in Means of Encryption)-1998, and the Defense Export Control Law-2007 (“Encryption Laws”), as listed in Section 4.11(d) of the Company Disclosure Letter. No Governmental Authority has contested or expressed prior to the date hereof disapproval or concerns of the Merger or the possibility of the Company becoming publicly traded. To the knowledge of the Company, no encryption or export control related Permits held by the Company or any of its Subsidiaries is reasonably expected to be revoked, withheld or otherwise terminated as a result of the Merger or the transactions contemplated hereby.

Section 4.12 Contracts; No Defaults.

(a) Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to SPAC or its agents or representatives, together with all amendments thereto.

(i) Any Contract with any of the Top Customers or the Top Vendors;

(ii) Each note, debenture, Contract or other evidence of Indebtedness of the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000;

(iii) Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no liabilities of the Company or its Subsidiaries remaining or obligations of the Company or its Subsidiaries ongoing;

(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or tangible personal property and involves aggregate payments in excess of $100,000 in any calendar year;

(v) Each Contract involving the formation of a joint venture, partnership, strategic alliance or limited liability company;

(vi) Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, equity or incentive equity documents, and the Company Articles, ordinary course directors’ and officer’ indemnification agreements and transfer pricing agreements) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or shareholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(vii) Contracts with each current employee or individual consultant or other individual service provider to the Company or its Subsidiaries that provide annual base compensation (excluding bonus and other benefits) in excess of $300,000;

(viii) Contracts with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(ix) Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union, works council or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(x) Contracts (including license agreements, coexistence agreements, and agreements with covenants not to sue) related to the use of Intellectual Property by or of the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries, taken as a whole (other than nonexclusive licenses (i) to use commercially available off-the-shelf software on generally standard terms that have a replacement cost and annual license fee of less than $500,000; (ii) granted by the Company or any Company Subsidiary in the ordinary course of business; (iii) granted to end users and service providers in the ordinary course of business, including incidental trademark licenses ancillary to marketing, printing or advertising Contracts); or (iv) Open Source Licenses;

(xi) Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

(xii) Any Contract that (A) grants to any Person any preferred pricing, “most favored nation” or similar rights, (B) grant exclusivity to any Person in respect of any geographic location, any customer, or any product or service, (C) requires the purchase of all or a given portion of the Company’s or any Company Subsidiary’s requirements for products or services from any Person, or any other similar provision or (D) grants to any Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xiii) Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar right to purchase or acquire exclusive rights or ownership with respect to any service, product or Intellectual Property of the Company or any of its Subsidiaries or to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries;

(xiv) Contracts that (A) involve any capital commitment or capital expenditure of $500,000 (or the equivalent in other currencies) or more, in the aggregate, or (B) require performance by the Company or its Subsidiaries more than one year from the date hereof that, in each of the case of clauses (A) and (B), are not terminable by the Company or any of its Subsidiaries without premium or penalty on notice of sixty (60) calendar days’ or less; and

(xv) Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xiv) of this Section 4.12(a).

(b) All of the Contracts required to be listed pursuant to Section 4.12(a) in the Company Disclosure Letter or set forth in Section 4.27 of the Company Disclosure Letter (the “Material Contracts”) are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x)  neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or material default under any such Material Contract, (y)  neither the Company nor any of its Subsidiaries has received any written claim or notice of termination or breach of or default under any such Material Contract prior to the date hereof and (z) to the knowledge of the Company, as of the date hereof, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

Section 4.13 Company Benefit Plans.

(a) Section 4.13(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) (whether or not subject thereto) and any other plan, policy, program or agreement (including any insurance policy, pension arrangement, provident fund, education fund, disability insurance, any employment, bonus, incentive or deferred compensation, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current director, officer, individual consultant, worker or employee, which are maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, a “Company Benefit Plan”) and separately denotes with an asterisk each Non-U.S. Plan. The Company has delivered to SPAC, to the extent applicable, true, complete and correct copies of (A) each Company Benefit Plan (or, if not written a written summary of its material terms), including all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b) Except as set forth in Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; and (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan.

(c) No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous three (3) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d) Except as would not result in a Company Material Adverse Effect, with respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e) No Company Benefit Plan provides medical or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company (other than in accordance with the applicable Company Benefit Plan).

(f) Except as set forth on Section 4.13(f) of the Company Disclosure Letter, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any material severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, or (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits (including Options) due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any current or former employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

(g) Except as would result in a Company Material Adverse Effect, with respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, or if not required by any source to be fully funded are lawfully accrued on the Company’s financial statements as of the date of such financial statements, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws.

Section 4.14 Labor Relations; Employees.

(a) Neither the Company nor any of its Subsidiaries is or has ever been a party to or bound by any collective bargaining agreement, or any similar agreement, Contracts or arrangement with a labor union, trade union or other organization or body involving any of its employees or employee representatives, or is otherwise required (under any Law, under any Contract or otherwise) to provide benefits or working conditions under any of the foregoing, and no such agreement is being or has being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union, works council or any other employee representative body has, in the last three (3) years, requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, in the last three (3) years, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. The Company or any of its Subsidiaries are not and, during the last three (3) years has not been a member of any employers' association or organization. Except for extension orders, which generally apply to all employees in Israel or as set forth in  Section 4.14(a) of the Company Disclosure Letter, no extension orders apply to the Company and no employee of the Company benefits from any such extension orders. During the last three (3) years, neither the Company nor its Subsidiaries has had any threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company or question concerning representation, by or with respect to any of the Company's or its Subsidiaries’ employees that is, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) Each of the Company and its Subsidiaries are, and during the last three (3) years have been, in compliance in all material respects with all applicable Laws respecting labor, employees and employment issues, including, but not limited to, all Laws respecting terms and conditions of employment, termination of employment, occupational health and safety, wages and hours, overtime and overtime payment, working during rest days, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, privacy issues, fringe benefits and employment practices, immigration, employment discrimination, harassment, disability rights or benefits, notices to employees, pay slips, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations (including labor-related information and/or consultation requirements), employee leave issues and unemployment insurance, and the Company and/or any of its Subsidiaries is not engaged and during the last three (3)years has not been engaged in any unfair labor practice of any nature.

(c) Except as would not be material, the Company and its Subsidiaries have never received (i) notice of any unfair labor practice charge or complaint before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, and with respect to each of (i) through (v) herein, no such matters are pending or to the knowledge of the Company, threatened.

(d) To the knowledge of the Company, no employee of the Company or any Company’s Subsidiaries at the “C” level intends to terminate his or her employment in connection with the Closing.

(e) Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual or other harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last three (3) years, no allegations of sexual or other harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of vice president (or equivalent) or above.

(f) Except as would not have a Company Material Adverse Effect, neither the Company nor any of the Company's Subsidiaries has misclassified its current or former independent contractors as such or its current or former employees as exempt or nonexempt from wage and hour Laws.

(g) In the past three (3) years, neither the Company nor any of the Company’s Subsidiaries has closed any site of employment, effectuated any group layoffs of employees or implemented any early retirement, exit incentive, or other group separation program, nor has the Company or any of the Company’s Subsidiaries planned or announced any such action or program for the future.

(h) The consent or consultation of, or the rendering of formal advice by, any labor or trade union, works council or other employee representative body is not required by applicable Law or any agreement with any such entity for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(i) The Company or any of its Subsidiaries' liability towards its employees engaged in Israel or governed by Israeli law (“Israeli Employees”) regarding severance pay, accrued vacation and contributions to all Company Benefit Plans are fully funded or if not required by any source to be fully funded are lawfully accrued on the Company’s financial statements as of the date of such financial statements. Section 14 Arrangement under the Israeli Severance Pay Law-1963 was lawfully applied in accordance with the terms of the general permit issued by the Israeli Labor Minister regarding all current Israeli Employees of the Company based on their full determining salaries and from their commencement date of employment, except with respect to employees listed in Section 4.14(i) of the Company Disclosure Letter with respect of which Section 14 Arrangement was applied on a later date than their commencement date of employment, and any shortfall severance pay amount is owed to any of them in case of entitlement to severance pay are lawfully accrued on the Company’s financial statements as of the date of such financial statements. All amounts that the Company is legally or contractually required to either (A) deduct from its Israeli Employees’ salaries and any other compensation or benefit or to transfer to any Company Benefit Plans or (B) withhold from their salaries and any other compensation or benefit and to pay to any Governmental Authority as required by any applicable Law, have been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be timely made in the ordinary course of business and consistent with past practice).

Section 4.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) The Company and each of its Subsidiaries have withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts (including with respect to the actions or transactions contemplated under this Agreement or any other Transaction Agreement) and otherwise complied in all material respects with all applicable withholding and related reporting and record-keeping requirements.

(c) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material amounts of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business).

(d) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(e) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(f) There are no material Tax audits or other material examinations of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of the Company or any of its Subsidiaries.

(g) Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h) Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-deferred treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement. None of the Company nor any of its Subsidiaries are subject to any restrictions or limitations pursuant to Part E2 of the ITO or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(i) Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

(j) No written claim has been made by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) The Company and its Subsidiaries are, and have always been, tax resident solely in their countries of incorporation. Neither the Company nor any of its Subsidiaries has, nor has ever had, a "permanent establishment" (as defined in any applicable income tax treaty) or a fixed place of business in any country other than their respective countries of incorporation.

(l) Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b)(2). Neither the Company or any of its Subsidiaries participate, have ever participated, engage or have ever engaged in any transaction listed in Section 131(g) of the ITO and the Income Tax Regulations (Reportable Tax Planning), 5767-2006 promulgated thereunder (or any comparable provision of any other applicable tax law) or is subject to reporting obligations under Sections 131D and 131E of the ITO or similar provisions under the Israel Value Added Tax Law of 1975 or any other applicable Tax Law.

(m) The Company and each of its Subsidiaries are registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all respects with all Laws relating to such Taxes. The Company and its Israeli Subsidiaries are duly registered for the purposes of Israeli value added tax and have complied in all respects with all requirements concerning value added Taxes (“VAT”). The Company and its Israeli Subsidiaries (i) have not made any exempt transactions (as defined in the Israel Value Added Tax Law of 1975) and there are no circumstances by reason of which there might not be an entitlement to full credit of all VAT chargeable or paid on inputs, supplies, and other transactions and imports made by them, (ii) have collected and timely remitted to the relevant Taxing Authority all output VAT which they are required to collect and remit under any applicable law; and (iii) have not received a refund or credit for input VAT for which they are not entitled under any applicable law. The non-Israeli Subsidiaries of Company are not required to effect Israeli VAT registration.

(n) Neither the Company nor any of its Subsidiaries will be required to include any material amount in taxable income, or exclude any material item of deduction or loss from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(o) The Company has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(e)(1)(A)(ii). None of the Company nor any of its Subsidiaries are, or have ever been, a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(p) Neither the Company nor any of its Subsidiaries has net operating losses or other Tax attributes that are presently, or that will become as a result of the transactions contemplated by this Agreement, subject to limitation under Sections 382, 383 or 384 of the Code. To the knowledge of the Company, other than the limitations imposed under any applicable law, (i) there currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits, or other Tax attributes of the Company or its Subsidiaries, and (ii) there are no limitations on Company’s or its Subsidiaries’ ability to use such net operating losses, built-in-losses, capital losses, Tax credits, or other similar items.

(q) The Incentive Equity Plan that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the ITO (a “102 Plan”) has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the ITA. All Company Ordinary Shares, Options and RSUs which were issued under any 102 Plan and designated as being taxed under Section 102(b)(2) of the ITO were and are currently in compliance in all respects with the applicable requirements of Section 102(b)(2) of the ITO and the written requirements and guidance of the ITA, including the filing of the necessary documents with the ITA, the grant of Options and RSUs only following the lapse of the required 30 day period from the filing of the 102 Plan with the ITA, the receipt of the required written consents from the grantees, the appointment of the 102 Trustee as an authorized trustee to hold the Company Ordinary Shares, RSUs and Options, the receipt of all required tax rulings, and the due deposit of such Options RSUs and Company Ordinary Shares with the 102 Trustee pursuant to the terms of Section 102 of the ITO, and applicable regulations and rules and the guidance published by the ITA on July 24, 2012 and clarification dated November 6, 2012.

(r) Except as set forth on Section 4.15 of the Company Disclosure Letter, since its incorporation, neither the Company nor any Subsidiary has applied for, received or is subject to any Tax ruling, “Tax decision” (Hachlatat Misui) or has entered into any agreements with, any Governmental Authority with respect to Taxes (other than any Tax ruling associated with the transactions contemplated hereby).

(s) The prices and terms for the provision of any related party transaction as defined in the relevant transfer pricing laws entered into by the Company or its Subsidiaries are at arm’s length for purposes of such laws and all related documentation required by such laws has been timely prepared and retained. The Company and its Subsidiaries comply, and have always been compliant with the requirements of Section 85A of the ITO and the regulations promulgated thereunder.

(t) The Company is not required to obtain the approval of the Investment Center in connection with the consummation of the transactions contemplated by this Agreement and the Transaction Documents.

(u) The Company qualifies as an “Industrial Company” under the Encouragement Law, is entitled to certain tax benefits under its status as a “Preferred Enterprise” or “Preferred Technological Enterprise” and has previously been entitled to certain benefits as a “Benefited Enterprise” and an “Approved Enterprise” as defined in the Encouragement Law (“Encouragement Law Incentives”). The Company is, and has always been, in compliance with all the conditions and requirements of the Encouragement Law Incentives (including all rulings and approvals received by the ITA) and the allocation of income entitled to the Encouragement Law Incentives versus income subject to ordinary tax rates has been performed correctly, accurately and in compliance with all relevant legal requirements. The Company has not (i) received any cash Governmental Grants with respect to its Benefited Enterprise or Approved Enterprise status or (ii) taken or failed to take any action that would reasonably be expected to invalidate the Encouragement Law Incentives. No claim or challenge has been made by the ITA with respect to the Company’s entitlement to any Encouragement Law Incentives. To the knowledge of the Company, the transactions contemplated under this Agreement will not adversely affect the qualification for the Encouragement Law Incentives or the terms or duration hereof.

(v) The amount of previously exempt income of the Company, prior to giving effect to the distribution of the Initial Dividend and the Actual Additional Dividend Amount, that, to the knowledge of the Company, may be subject to recapture of Israeli corporate income tax and the expected effective corporate tax rate with respect to such exempt income in case of such recapture of corporate income tax will not exceed the amount and tax rate set forth on Section 4.15(v) of the Company Disclosure Letter.

(w) Notwithstanding anything to the contrary in this Agreement, Section 4.08, Section 4.13, Section 4.14 (to the extent related to Taxes) and this Section 4.15 contain the sole representations and warranties of the Company and its Subsidiaries concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 4.15), other than the representations and warranties in Section 4.15(u) and Section 4.15(v), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of the Company or its Subsidiaries in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 4.16 Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates, the Company or any of the Company’s Subsidiaries has any obligation.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter contains a list of all material policies, fire, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to SPAC. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy.

Section 4.18 Permits.

(a) The Company and its Subsidiaries have obtained, and maintain, all Permits required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted except where the failure to hold the same is not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole (the “Material Permits”). Each Material Permit held by the Company or any of the Company’s Subsidiaries is valid, binding and in full force and effect. Neither the Company nor any of its Subsidiaries (a) is in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Material Permit to which it is a party, (b) is or has been the subject of any pending or, to the knowledge of the Company, threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Material Permit; or (c) is in default or violation (and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any Material Permit to which it is a party; is or has been the subject of any pending or threatened Action by a Governmental Authority seeking the revocation, suspension, termination, modification, or impairment of any Material Permit. Neither the Company nor any of its Subsidiaries has received any written notice that any Governmental Authority that has issued any Material Permit intends to cancel, terminate, or not renew any such Material Permit, except to the extent such Material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby.

(b) Section 4.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list of Permits held by the Company or its Subsidiaries.

Section 4.19 Real Property.

(a) Section 4.19 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i) The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii) The Company and its Subsidiaries have delivered to SPAC true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or to the Leased Real Property (“Real Property Leases”).

(iii) The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(iv) Except as would not have a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Liens affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any material default or breach under any of such Liens and, to the knowledge of the Company, no material default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder.

(b) None of the Company or any of its Subsidiaries owns any freehold property, land or other real property (“Owned Land”).

Section 4.20 Intellectual Property.

(a) Section 4.20(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered or subject to a pending application with a Governmental Authority or a domain name registry and is owned or purported to be owned by the Company or any of the Company’s Subsidiaries, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property and all material unregistered Intellectual Property owned or purported to be owned by the Company and any Company Subsidiary (together with the Company Registered Intellectual Property, the “Company Intellectual Property”), and all such Company Registered Intellectual Property that is material is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable.

(b) Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business is currently conducted.

(c) The Company and its Subsidiaries have not within the three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any Person, and there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any Person, or challenging the ownership, validity, enforceability or use of any Company Intellectual Property.

(d) Except as set forth on Section 4.20(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any Company Intellectual Property, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against any Person claiming infringement or violation by or misappropriation of any Company Intellectual Property.

(e) The Company and its Subsidiaries take, and throughout the three (3) years preceding the date of this Agreement have taken, commercially reasonable measures to protect the confidentiality of trade secrets included in the Company Intellectual Property, and there has not been any unauthorized disclosure of or unauthorized access to same in any manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f) No IT System contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or IT System or information or data (or any parts thereof) of the Company or its Subsidiaries or customers or partners of the Company and its Subsidiaries.

(g) The Company’s and its Subsidiaries’ use, distribution and conveyance of (i) software included in the Company Intellectual Property, and (ii) Open Source Materials, is in each case in material compliance with all Open Source Licenses applicable thereto. None of the material software included in the Company Intellectual Property that is distributed to customers has used incorporated, linked, called, modified, combined, been distributed with or derived from, or has embedded in it any Open Source Materials in any manner that subjects such material software to the terms of any Copyleft License. No Person has the current or contingent right to access or possess any source code included in the Company Intellectual Property (other than employees, contractors, or consultants of the Company and its Subsidiaries in the ordinary course for development purposes), and none of the Company nor any of its Subsidiaries has disclosed, made available or provided to any Person, or allowed any Person to access or use, any such source code, in each case, other than employees, contractors and consultants of the Company and its Subsidiaries that have confidentiality obligations to the Company or a Subsidiary with respect to same.

(h) Except as would not, individually or in the aggregate, reasonably be expected to have material adverse impact on the business of the Company and the Subsidiaries, no Person who was involved in, or who contributed to, the creation or development of any Company Intellectual Property owed (at the time of such involvement or contribution) or owes any duty or rights to any Governmental Authority, or any military, university, college or other educational institution or a research center, in each case, which may affect the Company’s full ownership of or its right to use or commercialize any such Company Intellectual Property or may impose any restrictions or obligations on the Company in respect thereof. No facilities, funding or property of any military, university, college, other educational institution or research center or other Governmental Authority were received by or for the Company or any Subsidiaries or used in the development of any Company Intellectual Property. Neither any Governmental Authority nor any military, university, college, other academic institution or research center own, purport to own, have any other rights in or to or have any option to obtain any rights in or to, any Company Intellectual Property.

(i) Each Person who has contributed to the creation or development of any Company Intellectual Property has executed and delivered a valid and enforceable written agreement, pursuant to which such Person has assigned to such Company or Subsidiary all of such Person’s rights, title and interest in and to all such Company Intellectual Property and waived any and all rights to royalties or other consideration or non-assignable rights with respect to all such Company Intellectual Property. To the knowledge of the Company, no such Person is in violation of any such agreement.

Section 4.21 Privacy and Cybersecurity.

(a) The Company and its Subsidiaries maintain appropriate, and are in compliance with, as applicable, and during the three (3) years preceding the date of this Agreement have maintained appropriate, and been in compliance with, as applicable, (i) all applicable Laws, rules, policies, standards and requirements of applicable industry and self-regulatory organizations, (ii) the Company’s and its Subsidiaries’ policies (the “Privacy Policies”), and (iii) the Company’s and its Subsidiaries’ contractual obligations, in each case, concerning cybersecurity, Personal Information (and the collection, processing, storage, use, disclosure, retention, disposal, transfer and/or protection of same (collectively, “Processing”)), data privacy and security and the security of the IT Systems (collectively, (i)-(iii), “Personal Information Laws and Policies”), in each of clauses (i) - (iii), other than any non-compliance that, individually or in the aggregate, would not reasonably be expected to be materially adverse to the Company and its Subsidiaries, taken as a whole. There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or threatened in writing against the Company or its Subsidiaries alleging a violation of any Personal Information Laws and Policies, and there have been no such Actions brought against the Company or any of the Company’s Subsidiaries. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has received any written notice from any Person relating to an alleged violation of Personal Information Laws and Policies, other than any claim that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) The IT Systems are in good repair and operating condition and are sufficient (including with respect to working condition, performance and capacity) in all material respects for the purposes of the business of the Company and its Subsidiaries as currently conducted. During the three (3) years preceding the date of this Agreement (i) there have been no breaches, unauthorized uses of or unauthorized access to, breakdowns, malfunctions, persistent substandard performance, data losses, failures or other defects in the IT Systems (or the data Processed thereby), or any other incident that caused any disruption to or interruption in or to the use of such IT Systems or the conduct of the business of the Company and its Subsidiaries other than those that were resolved without material cost, liability or the duty to notify any Person. The Company and its Subsidiaries take, and during the three (3) years preceding the date of this Agreement have taken, commercially reasonable, appropriate and legally compliant measures designed to protect confidential, sensitive or Personal Information Processed by the Company or any of its Subsidiaries against unauthorized access, use, modification, loss, disclosure or other misuse, including through administrative, technical and physical safeguards, and the Company and its Subsidiaries have timely and reasonably remediated and addressed any and all material audit findings related to the IT Systems. Neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen, lost or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint or Action from any Person (including any Governmental Authority) with respect to any of the foregoing, nor has any such notice or complaint or Action been threatened in writing against the Company or any of the Company’s Subsidiaries.

Section 4.22 Environmental Matters.

(a) The Company and its Subsidiaries are, except for any such instance of non-compliance that is not material to the Companies and its Subsidiaries, taken as a whole, in material compliance with all Environmental Laws.

(b) Neither the Company nor its Subsidiaries have caused a material release of any Hazardous Materials (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c) Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

(d) No material Legal Proceeding is pending or, to the knowledge of the Company, threatened in writing with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of a material Legal Proceeding under applicable Environmental Laws.

(e) The Company has made available to SPAC all material environmental reports, assessments, audits and inspections prepared by or for the Company since January 1, 2018, and any material communications or notices received from or sent to any Governmental Authority since January 1, 2018, concerning any material non-compliance of, or liability under, Environmental Law relating to the Company or any of the Company’s Subsidiaries.

Section 4.23 Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (i) except for the transactions contemplated hereby, the business of the Company and the Company’s Subsidiaries has been conducted in all material respects, in the ordinary course of business, and (ii) no action has been taken with respect to the Company or its Subsidiaries or their respective businesses which, if taken after the date of this Agreement and prior to the Closing, would constitute a violation of Section 6.01. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.24 Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically for inclusion in the Registration Statement will, at the date on which the Proxy Statement/ Registration Statement is first mailed to the SPAC Stockholders or at the time of the SPAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.25 Top Customers and Top Vendors. Except as set forth on Section 4.25 of the Company Disclosure Letter, none of the top twenty (20) customers of the Company and its Subsidiaries, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such customers during the trailing twelve months for the period ending December 31, 2020 (the “Top Customers”), or the top twenty (20) vendors of the Company and its Subsidiaries, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such vendors during the trailing twelve months for the period ending December 31, 2020 (the “Top Vendors”), has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Customers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses, excluding disputes in the course of negotiations over price or other deal terms and disputes arising in the ordinary course of the Company’s or its Subsidiaries’ business with such Top Customer or Top Vendor.

Section 4.26 Government Contracts; Government Grants.

(a) The Company and its Subsidiaries are, and during the five (5) years preceding the date of this Agreement have been, in compliance with all applicable government procurement Laws in connection with every Contract with a Governmental Authority, whether for the procurement of goods or services, to which they are a party (“Government Contract”) or to which they bid within the framework of a public tender (“Bid”), except for such non-compliance that is not, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole. To the knowledge of the Company and its Subsidiaries, no allegation has been made in writing by a Governmental Authority that either the Company or any of its Subsidiaries have acted in violation of a Government Contract or Bid or were in breach of any applicable government procurement Laws. Neither the Company or any of its Subsidiaries, or, to the Company’s knowledge, no any director, officer, employee or agent acting on behalf of the Company or any of its Subsidiaries, is, or for the last five (5) years has been (i) under administrative, civil or criminal investigation, audit, or indictment with respect to any alleged irregularity, misstatement, or omission regarding a Government Contract or Bid or (ii) has been suspended or debarred from placing a Bid or entering a Government Contract. No Governmental Authority or prime contractor, subcontractor or supplier has asserted any claim or initiated dispute resolution proceedings against the Company or any of its Subsidiaries in connection with a Government Contract or Bid that is, individually or in the aggregate, materially adverse to the Company and its Subsidiaries, taken as a whole.

(b) Other than as set forth in Section 4.26 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has ever received a Governmental Grant.

Section 4.27 Financial Assistance. Except as set forth on Section 4.27 of the Company Disclosure Letter, none of the Company nor any of its Subsidiaries has applied for a loan, loan guarantee, direct loan (as that term is defined in the CARES Act) or other investment, or to receive any financial assistance or relief (howsoever defined) under any program or facility (collectively “Financial Assistance”) (i) that is established under Law, including, without limitation, the CARES Act, section 13(3) of the Federal Reserve Act or the CAA; and (ii) (a) that requires under Law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that the Company or any of its Subsidiaries agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase during a specified period, any equity security of the Company or of any Affiliate of the Company, and/or that it has not, as of the date specified in such condition, made a dividend or other capital distribution or will not make a dividend or other capital distribution during a specified period, or (b) to the knowledge of the Company, where the terms of this Agreement would cause the Company or any of its Subsidiaries under any circumstances to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance.

Section 4.28 PIPE Share Purchase Agreements. On or prior to the date of this Agreement, the Company has entered into Share Purchase Agreements, in substantially the form provided to SPAC, with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed, in connection with the transactions contemplated hereby, to purchase from certain Company Shareholders, Company Ordinary Shares for a PIPE Investment Amount of at least $300,000,000.00.

Section 4.29 No Additional Representations or Warranties. THE COMPANY REPRESENTS AND ACKNOWLEDGES THAT: EXCEPT AS PROVIDED IN ARTICLE V (AS QUALIFIED BY THE SPAC DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN), AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NEITHER SPAC NOR TRUE WIND CAPITAL NOR THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR WILL DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO THE COMPANY, MERGER SUB OR THEIR RESPECTIVE AFFILIATES, INCLUDING WITH RESPECT TO: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO THE COMPANY, MERGER SUB AND THEIR RESPECTIVE AFFILIATES AND REPRESENTATIVES BY OR ON BEHALF OF SPAC IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR FORWARD-LOOKING ITEM RELATING TO SPAC AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND NO SUCH PARTY SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO THE COMPANY, MERGER SUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES EXCEPT TO THE EXTENT INCLUDED IN THIS AGREEMENT (AS QUALIFIED BY THE SPAC DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN), AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. THE COMPANY HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE V (AS QUALIFIED BY THE SPAC DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN), AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS. THE COMPANY ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF SPAC AND THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, THE COMPANY HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF SPAC EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE V (AS QUALIFIED BY THE SPAC DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES OF SPAC IN THE TRANSACTION AGREEMENTS.

Article V
REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in (i)  any SPAC SEC Filings filed or submitted on or prior to the date hereof (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) (it being acknowledged that nothing disclosed in such SPAC SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.08, Section 5.12 and Section 5.15), or (b) in the disclosure letter delivered by SPAC to the Company (the “SPAC Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 9.09, qualifies the correspondingly numbered and lettered representations in this Article V), SPAC represents and warrants to the Company as follows:

Section 5.01 Company Organization. SPAC has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Delaware. The copies of SPAC’s Governing Documents, as amended to the date of this Agreement, previously delivered by SPAC to the Company, are true, correct and complete. SPAC has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. SPAC is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to SPAC.

Section 5.02 Due Authorization.

(a) SPAC has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by the Board of Directors of SPAC and (B) determined by the Board of Directors of SPAC as advisable to SPAC and the SPAC Stockholders and recommended for approval by the SPAC Stockholders. No other corporate proceeding on the part of SPAC is necessary to authorize this Agreement and the documents contemplated hereby (other than the SPAC Stockholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by SPAC, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) At a meeting duly called and held, the Board of Directors of SPAC has unanimously (i) determined that this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby (including the Merger) are advisable and fair to, and in the best interests of SPAC and SPAC’s stockholders and (ii) authorized and approved the execution, delivery and performance by SPAC of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger). Certified copies of the minutes of the meeting described in this Section 5.02(b) will be provided to the Company upon the Company’s request.

Section 5.03 No Conflict. Subject to the SPAC Stockholder Approval and receipt of the Governmental Approvals set forth in Section 5.07, the execution and delivery of this Agreement by SPAC and the other documents contemplated hereby by SPAC and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of SPAC, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to SPAC, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which SPAC is a party or by which SPAC may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of SPAC, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not and would not reasonably be expected to (i)  have, individually or in the aggregate, a material adverse effect on the ability of SPAC to enter into and perform its obligations under this Agreement or (ii) be material to SPAC.

Section 5.04 Litigation and Proceedings. There are no pending or, to the knowledge of SPAC, threatened Legal Proceedings against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of SPAC, threatened by any Governmental Authority, against SPAC, its properties or assets, or, to the knowledge of SPAC, any of its directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon SPAC, nor are any assets of SPAC’s businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to SPAC. SPAC is in compliance with all applicable Laws in all material respects. SPAC has not received any written notice of or been charged with the violation of any Laws, except for de minimis violations that would not, individually or in the aggregate, reasonably be expected to result in liability in excess of $50,000.

Section 5.05 SEC Filings. SPAC has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since September 10, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “SPAC SEC Filings”). SPAC has furnished to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents, and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. Each of the SPAC SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SPAC SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the SPAC SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SPAC SEC Filings. To the knowledge of SPAC, none of the SPAC SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.06 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of SPAC’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC, including its consolidated Subsidiaries, if any, is made known to SPAC’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act. Since September 10, 2020, SPAC has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of SPAC’s financial reporting and the preparation of SPAC Financial Statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of SPAC has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) Since September 10, 2020, SPAC has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Capital Markets (“Nasdaq”). The SPAC Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq. There is no Legal Proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or prohibit or terminate the listing of SPAC Class A Common Stock on Nasdaq.

(d) The SPAC SEC Filings contain true and complete copies of the audited balance sheets as of September 30, 2020 and December 31, 2020, and statements of operations, cash flow and stockholders’ equity of SPAC for the period from July 20, 2020 (inception) through September 30, 2020 and through December 31, 2020, together with the auditor’s reports thereon (collectively, the “SPAC Financial Statements”). Except as disclosed in the SPAC SEC Filings, the SPAC Financial Statements (i) fairly present in all material respects the financial position of SPAC, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of SPAC have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

Section 5.07 Governmental Authorities; Approvals. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no Governmental Approval is required on the part of SPAC with respect to SPAC’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act and (ii) as otherwise disclosed on Section 5.07 of the SPAC Disclosure Letter or Section 4.05 of the Company Disclosure Letter. As of the date of this Agreement, no “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or similar domestic or foreign applicable Law applies with respect to SPAC in connection with this Agreement or any of the transactions contemplated hereby. There is no stockholder rights plan, “poison pill” or similar antitakeover agreement or plan in effect to which SPAC is subject, party or otherwise bound.

Section 5.08 Trust Account. As of the date of this Agreement, SPAC has at least $600,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $21,000,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of September 10, 2020, between SPAC and American Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). The Trust Agreement is in full force and effect and enforceable in accordance with its terms, and the Trust Agreement has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SPAC SEC Filings to be inaccurate or that would entitle any Person (other than stockholders of SPAC holding shares of SPAC Common Stock sold in SPAC’s initial public offering who shall have elected to redeem their shares of SPAC Common Stock pursuant to SPAC’s Governing Documents, the Trust Agreement and the underwriters of SPAC’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released, and no such funds have been released, other than to pay Taxes. There are no proceedings pending or, to the knowledge of SPAC, threatened with respect to the Trust Account. SPAC has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. As of the Effective Time, the obligations of SPAC to dissolve or liquidate pursuant to SPAC’s Governing Documents shall terminate, and as of the Effective Time, SPAC shall have no obligation whatsoever pursuant to SPAC’s Governing Documents to dissolve and liquidate the assets of SPAC by reason of the consummation of the transactions contemplated hereby. To SPAC’s knowledge, as of the date hereof, following the Effective Time, no SPAC Stockholder shall be entitled to receive any amount from the Trust Account except to the extent such SPAC Stockholder is exercising a SPAC Stockholder Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, SPAC does not have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC on the Closing Date.

Section 5.09 Investment Company Act; JOBS Act. SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. SPAC constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10 Absence of Changes. Since SPAC’s incorporation, (a) there has not been any event or occurrence that has had a SPAC Material Adverse Effect and (b) except as set forth in Section 5.10 of the SPAC Disclosure Letter, except for the transactions contemplated hereby, the business of SPAC has been conducted in all material respects, in the ordinary course of business.

Section 5.11 No Undisclosed Liabilities. Except for any SPAC Transaction Expenses, there is no liability, debt or obligation of or claim or judgment against SPAC (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (i) reflected or reserved for on the financial statements or disclosed in the notes thereto included in SPAC SEC Filings, (ii) that have arisen since the date of the most recent balance sheet included in the SPAC SEC Filings in the ordinary course of business of SPAC or (iii) that are de minimis and have an aggregate value of less than $50,000.

Section 5.12 Capitalization of SPAC.

(a) As of the date of this Agreement, the authorized capital stock of SPAC consists of (i) 200,000,000 shares of SPAC Class A Common Stock, of which 60,000,000 shares are issued and outstanding as of the date of this Agreement, and (ii) 20,000,000 shares of SPAC Class B Common Stock, of which 15,000,000 shares are issued and outstanding as of the date of this Agreement and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “SPAC Securities”). The foregoing represents all of the issued and outstanding SPAC Securities as of the date of this Agreement. All issued and outstanding SPAC Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents, and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound.

(b) Subject to the terms and conditions of the Amended and Restated Warrant Agreement, the SPAC Warrants will be exercisable (after giving effect to the Merger) for the Warrant Consideration at an exercise price of eleven Dollars and fifty cents ($11.50) per SPAC Warrant. As of the date of this Agreement, 20,000,000 SPAC Common Warrants and 9,666,667 SPAC Private Placement Warrants are issued and outstanding. The SPAC Warrants are not exercisable until the later of (x) September 10, 2021 and (y) thirty (30) days after the Closing. All outstanding SPAC Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) SPAC’s Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, SPAC’s Governing Documents or any Contract to which SPAC is a party or otherwise bound. Except for SPAC’s Governing Documents and this Agreement, there are no outstanding Contracts of SPAC to repurchase, redeem or otherwise acquire any SPAC Securities. Except as disclosed in the SPAC SEC Filings, SPAC is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SPAC Common Stock or any other equity interests of SPAC.

(c) Except as contemplated by this Agreement or the other Transaction Agreements, SPAC has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for SPAC Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any SPAC Securities or the value of which is determined by reference to the SPAC Securities, and there are no Contracts of any kind which may obligate SPAC to issue, purchase, redeem or otherwise acquire any of its SPAC Securities.

(d) SPAC has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. SPAC is not party to any Contract that obligates SPAC to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13 Brokers’ Fees. Except as set forth on Section 5.13 of the SPAC Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by SPAC, True Wind Capital or any of their respective Affiliates. For the avoidance of doubt, any fees or other commissions due to the Persons set forth on Section 5.13 of the SPAC Disclosure Letter shall be SPAC Transaction Expenses.

Section 5.14 Indebtedness. SPAC does not have any Indebtedness, except for the Working Capital Loans described on Section 5.14 of the SPAC Disclosure Letter and that constitute SPAC Transaction Expenses.

Section 5.15 Taxes.

(a) All material Tax Returns required to be filed by or with respect to SPAC have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b) SPAC has withheld from amounts owing or paid to any employee, creditor, shareholder or other Person all material amounts of Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and otherwise complied in all material respects with all applicable withholding and related reporting and record-keeping requirements.

(c) SPAC has not waived any statute of limitations in respect of material amounts of Taxes or agreed to any extension of time with respect to a material Tax assessment or deficiency (except for automatic extensions of time to file income Tax Returns obtained in the ordinary course of business).

(d) There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of SPAC.

(e) No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against SPAC that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(f) There are no material Tax audits or other material examinations of SPAC presently in progress, nor has SPAC been notified in writing of (nor to the knowledge of SPAC has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of SPAC.

(g) SPAC is not a party to or bound by any Tax indemnification or Tax sharing agreement (other than customary commercial Contracts not primarily related to Taxes).

(h) SPAC has not been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-deferred treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i) SPAC (i) is not liable for Taxes of any other Person under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) and (ii) has never been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is SPAC.

(j) No written claim has been made by any Governmental Authority where SPAC does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k) Each of SPAC and Sponsor is, and has always been, tax resident solely in its country of incorporation. Each of SPAC and Sponsor does not have, and has never had, a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in any country other than its country of incorporation. Each of SPAC and Sponsor is a non-Israeli resident company that never had any activities in Israel, and its activity is and always has been controlled and managed outside of Israel. Each of SPAC’s and Sponsor’s respective directors, officers, managers and general managers are non-Israeli residents and conducted SPAC’s activity outside of Israel.

(l) SPAC has not participated in a “listed transaction” within the meaning of Section 6707A of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(m) SPAC is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all respects with all Laws relating to such Taxes.

(n) SPAC will not be required to include any material amount in taxable income, or exclude any material item of deduction or loss from taxable income, for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made on or prior to the Closing Date, (ii) prepaid amount received or deferred revenue recognized on or prior to the Closing Date, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law), or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(o) SPAC has not been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.

(p) To the knowledge of SPAC, other than the limitations imposed under any applicable law, (i) there currently are no limitations on the utilization of the net operating losses, built-in-losses, capital losses, Tax credits, or other Tax attributes of SPAC, and (ii) there are no limitations on SPAC’s ability to use such net operating losses, built-in-losses, capital losses, Tax credits, or other similar items.

(q) The prices and terms for the provision of any related party transaction as defined in the relevant transfer pricing laws entered into by SPAC are at arm’s length for purposes of such laws and all related documentation required by such laws has been timely prepared and retained.

(r) Notwithstanding anything to the contrary in this Agreement, Section 5.06 and this Section 5.15 contain the sole representations and warranties of SPAC concerning Taxes. Notwithstanding any representation or warranty in this Agreement (including the representations and warranties set forth in this Section 5.15), other than the representations and warranties in Section 5.15(p), no representation or warranty is being made as to the use or availability of any Tax attribute or credit of SPAC in any taxable period (or portion thereof) beginning on the day immediately after the Closing Date.

Section 5.16 Business Activities.

(a) Since formation, SPAC has not conducted any business activities other than activities related to SPAC’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in SPAC’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon SPAC or to which SPAC is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SPAC or any acquisition of property by SPAC or the conduct of business by SPAC as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to SPAC.

(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, SPAC does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, SPAC has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), SPAC is not party to any Contract with any other Person that would require payments by SPAC after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract, other than SPAC Transaction Expenses and Working Capital Loans that are listed on Section 5.16(c) of the SPAC Disclosure Letter.

Section 5.17 Nasdaq Stock Market Quotation. The SPAC Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on Nasdaq under the symbol “TWCT”. The SPAC Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “TWCTW”. SPAC is, as of the date hereof, in compliance with the rules of Nasdaq and, as of the date hereof, there is no Action or proceeding pending or, to the knowledge of SPAC, threatened against SPAC by Nasdaq or the SEC with respect to any intention by such entity to deregister the SPAC Class A Common Stock or SPAC Warrants or terminate the listing of SPAC Class A Common Stock or SPAC Warrants on Nasdaq. None of SPAC or its Affiliates or representatives has taken any action in an attempt to terminate the registration of the SPAC Class A Common Stock or SPAC Warrants under the Exchange Act except as contemplated by this Agreement.

Section 5.18 Registration Statement, Proxy Statement and Proxy Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) and/or filed pursuant to Section 14A, the Proxy Statement and the Proxy Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing pursuant to Rule 424(b) and/or Section 14A, the date the Proxy Statement /Registration Statement and the Proxy Statement, as applicable, is first mailed to the SPAC Stockholders and certain of the Company’s shareholders, as applicable, and at the time of the SPAC Stockholders’ Meeting, the Proxy Statement/Registration Statement and the Proxy Statement, as applicable, (together with any amendments or supplements thereto) will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that, notwithstanding anything herein to the contrary (including any representations and warranties set forth in this Section 5.18) SPAC makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to SPAC by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Registration Statement. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or the SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment.

Section 5.19 Affiliate Transactions. Except as described in the SPAC SEC Filings, no Contract between SPAC, on the one hand, and True Wind Capital or any of the present or former directors, officers, employees, shareholders or warrant holders or Affiliates of SPAC or True Wind Capital (or an immediate family member of any of the foregoing), on the other hand, will continue in effect following the Closing.

Section 5.20 Title to Assets. Subject to the restrictions on use of the Trust Account set forth in the Trust Agreement, SPAC owns good and marketable title to, or holds a valid leasehold interest in, or a valid license to use, all of the assets used by SPAC in the operation of its business and which are material to SPAC, free and clear of any Liens (other than Permitted Liens).

Section 5.21 No Israeli Shareholders. Neither Sponsor nor any of the equityholders of the Sponsor is an Israeli resident or has a “permanent establishment” (as defined in any applicable income tax treaty) or a fixed place of business in Israel to which its holdings in SPAC or the Sponsor, respectively, can be attributed.

Section 5.22 No Additional Representations or Warranties. SPAC AGREES AND REPRESENTS THAT: EXCEPT AS PROVIDED IN ARTICLE IV (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES IN THE TRANSACTION AGREEMENTS, NONE OF THE COMPANY, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES HAS MADE, IS MAKING, OR WILL DEEMED TO HAVE MADE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, TO SPAC, SPONSOR OR THEIR AFFILIATES OR REPRESENTATIVES, OR ANY OTHER PERSON, WITH RESPECT TO THE COMPANY, ANY OF ITS SUBSIDIARIES, OR ANY OF THEIR BUSINESSES, ASSETS OR PROPERTIES, OR OTHERWISE, INCLUDING: (A) ANY REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, FUTURE RESULTS, PROPOSED BUSINESSES OR FUTURE PLANS, AND (B) ANY REPRESENTATION OR WARRANTY REGARDING: (1) THE INFORMATION DISTRIBUTED OR MADE AVAILABLE TO SPAC, SPONSOR OR THEIR AFFILIATES OR REPRESENTATIVES BY OR ON BEHALF OF THE COMPANY AND MERGER SUB IN CONNECTION WITH THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY; (2) ANY MANAGEMENT PRESENTATION, CONFIDENTIAL INFORMATION MEMORANDUM OR SIMILAR DOCUMENT; OR (3) ANY FINANCIAL PROJECTION, FORECAST, ESTIMATE, BUDGET OR SIMILAR FORWARD-LOOKING ITEM RELATING TO THE COMPANY, MERGER SUB, ANY OF THE COMPANY’S SUBSIDIARIES AND/OR THE BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING, AND NONE OF THE COMPANY, MERGER SUB OR ANY OF THEIR RESPECTIVE AFFILIATES, NOR ANY OF THEIR RESPECTIVE DIRECTORS, MANAGERS, OFFICERS, EMPLOYEES, EQUITYHOLDERS, PARTNERS, MEMBERS OR REPRESENTATIVES, SHALL BE LIABLE IN RESPECT OF THE ACCURACY OR COMPLETENESS OF ANY INFORMATION PROVIDED TO SPAC, SPONSOR, THEIR AFFILIATES, THEIR REPRESENTATIVES OR ANY OTHER PERSON. SPAC HEREBY ACKNOWLEDGES THAT IT HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY THAT IS NOT EXPRESSLY SET FORTH IN ARTICLE IV (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN THE TRANSACTION AGREEMENTS. SPAC ACKNOWLEDGES THAT IT HAS CONDUCTED, TO ITS SATISFACTION, AN INDEPENDENT INVESTIGATION AND VERIFICATION OF THE COMPANY, THE COMPANY’S SUBSIDIARIES AND THEIR BUSINESS, ASSETS, LIABILITIES, PROPERTIES, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROJECTED OPERATIONS OF THE FOREGOING AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS, SPAC HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION AND VERIFICATION, IN ADDITION TO THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY AND SPECIFICALLY SET FORTH IN ARTICLE IV (AS QUALIFIED BY THE COMPANY DISCLOSURE LETTER AND THE DOCUMENTS REFERRED TO THEREIN) AND THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY IN THE TRANSACTION AGREEMENTS.

Article VI
COVENANTS

Section 6.01 Company Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article VIII (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as explicitly contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.01 of the Company Disclosure Letter, to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on the Company’s business of COVID-19 or any COVID-19 Measures, in each case in connection with or in response to COVID-19, or as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate the business of the Company in the ordinary course of business consistent with past practice, and the Company shall, and shall cause its Subsidiaries to, to the extent consistent with the ordinary course of business and past practice, (i) preserve intact its present business organizations, assets, rights, properties and goodwill, (ii) preserve its and their present relationships with their clients, customers, suppliers, vendors and other Persons with whom it and they have business relations, (iii) keep available the services of its present officers and employees and (iv) maintain in full force and effect its current insurance policies or comparable replacements thereof. Without limiting the generality of the foregoing, except (x) as set forth on Section 6.01 of the Company Disclosure Letter or (y) as consented to by SPAC in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as explicitly contemplated by this Agreement or the Ancillary Agreements or required by Law:

(a) change or amend (whether by amendment, restatement, merger, consolidation, amalgamation or otherwise) the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b) other than the Initial Dividend and the Actual Additional Dividend Payment Amount, make, declare, set a record date for or pay any dividend or distribution to the shareholders of the Company or make, declare, set a record date for or pay any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, or (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company;

(e) enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) (i) any Material Contract or any Real Property Lease; or (ii) any Contract between the Company or a Subsidiary of the Company, on the one hand, and any of the Company Shareholders or their respective Affiliates, on the other hand, in each case, other than entry into such agreements in the ordinary course of business consistent with past practice;

(f) sell, assign, transfer, convey, lease or otherwise dispose of or subject to a Lien (other than a Permitted Lien) any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(g) acquire any ownership interest in any real property;

(h) except as otherwise required by existing Company Benefit Plans or the Contracts listed on Section 4.12(a) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire or terminate the employment of employees with an annual base salary of $300,000 or more, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

(i) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof, other than a Permitted Acquisition;

(j) make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly owned Subsidiaries or among the wholly-owned Subsidiaries, other than in the ordinary course of business consistent with past practice and (iii) extended payment terms for customers in the ordinary course of business;

(k) (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed material Tax Return, (iii) adopt or request permission of any taxing authority to change any material accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (v) settle any claim or assessment in respect of any Taxes outside the ordinary course of business, (vi) knowingly surrender or allow to expire any right to claim a material refund of any Taxes, (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes (other than any extension pursuant to an extension to file any Tax Returns) or (viii) incur any material Tax liabilities outside of the ordinary course of business consistent in a manner that is inconsistent with past practice;

(l) knowingly take any action, or knowingly fail to take any action, in each case not contemplated by this Agreement and/or any Ancillary Agreements, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(m) (i) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business and in an aggregate amount not to exceed, individually or in the aggregate, $1,000,000.00 or (y) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $1,000,000.00, except as otherwise contemplated by this Agreement or as such obligations become due;

(n) issue any Company Shares or securities exercisable for or convertible into Company Shares or grant any additional equity or equity-based compensation;

(o) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Merger);

(p) waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $1,000,000.00 in the aggregate;

(q) sell, dispose of, license subject to a Lien (other than a Permitted Lien), abandon or permit to lapse any rights to any Intellectual Property material to the business of the Company and its Subsidiaries, taken as a whole, (other than non-exclusive licenses entered into in the ordinary course of business consistent with past practice or expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period);

(r) disclose or agree to disclose to any Person (other than SPAC or any of its representatives) any material trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to written obligations to maintain the confidentiality thereof;

(s) make or commit to make capital expenditures other than in an amount not in excess of $2,000,000.00 in the aggregate;

(t) manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u) enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, works council, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(v) waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(w) (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person, in each case other than as prescribed by applicable Law or (ii) grant any exclusive or similar rights to any Person;

(x) amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, permit to lapse or fail to use commercially reasonable efforts to maintain any material Governmental Approval or Material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries;

(y) amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries any Privacy Policy, except as required by applicable Law;

(z) terminate or amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries; or

(aa) enter into any agreement to do any action prohibited under this Section 6.01.

Section 6.02 SPAC Conduct of Business.

(a) During the Interim Period, except as contemplated by this Agreement or the Ancillary Agreements, as required by Law, as set forth on Section 6.02 of the SPAC Disclosure Letter, to the extent that any action is taken or omitted to be taken in response to or related to the actual or anticipated effect on SPAC’s business of COVID-19 or any COVID-19 Measures, in each case in connection with or in response to COVID-19, or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as set forth on Section 6.02 of the SPAC Disclosure Letter or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SPAC shall not, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(i) change, modify or amend, or seek any approval from the SPAC Stockholders to change, modify or amend, the Trust Agreement, any other agreement related to the Trust Account or the Governing Documents of SPAC, except as contemplated by the SPAC Transaction Proposals;

(ii) except as contemplated by the SPAC Transaction Proposals, (A) make, declare, set a record date for or pay any dividend or distribution to the stockholders of SPAC or make, declare, set a record date for or declare any other distributions in respect of any of SPAC’s capital stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of SPAC’s capital stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of SPAC, other than a redemption of shares of SPAC Common Stock made as part of the SPAC Stockholder Redemptions;

(iii) (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any material filed Tax Return, (C) adopt or request permission of any taxing authority to change any material accounting method for Tax purposes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (E) settle any claim or assessment in respect of any Taxes outside the ordinary course of business, (F) knowingly surrender or allow to expire any right to claim a material refund of any Taxes, (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of Taxes (other than any extension pursuant to an extension to file any Tax Returns) or (H) incur any material Tax liabilities outside of the ordinary course of business in a manner that is inconsistent with past practice;

(iv) knowingly take any action, or knowingly fail to take any action, in each case not contemplated by this Agreement and/or any Ancillary Agreements, where such action or failure to act would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment;

(v) pay, distribute or advance any assets or property to, or waive any provision or fail to enforce any provision of any Contract with, or enter into, renew or amend in any material respect, any transaction or Contract with True Wind Capital or any officer, director, employee or Affiliate of SPAC or True Wind Capital (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee incurred in the ordinary course of business consistent with past practice and solely to the extent any such amount constitutes SPAC Transaction Expenses;

(vii) (A) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (including any Working Capital Loans) or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of SPAC (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan) solely to the extent such amount constitutes SPAC Transaction Expenses, (B) create any Liens on any material property or assets of SPAC in connection with any Indebtedness thereof (other than Permitted Liens), (C) cancel or forgive any Indebtedness owed to SPAC, or (D) make, incur or commit to make or incur any capital expenditures;

(viii) (A) issue any SPAC Securities or securities exercisable for or convertible into SPAC Securities, (B) grant any options, warrants or other equity-based awards with respect to SPAC Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the terms or rights set forth in any agreements with the Sponsor or the SPAC Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein;

(ix) form or establish any Subsidiary;

(x) acquire or agree to acquire (whether by merger, consolidation or acquisition of securities or a substantial portion of the assets of) any corporation, partnership, association or other business organization or division or assets thereof;

(xi) commence, release, assign, compromise, settle or agree to settle any Legal Proceeding;

(xii) except as required by GAAP (or any interpretation thereof) or applicable Law, make any change in accounting methods, principles or practices;

(xiii) (A) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, restructuring, recapitalization, dissolution or winding-up of SPAC or (B) liquidate, dissolve, reorganize or otherwise wind-up the business or operations of SPAC;

(xiv) engage in any new line of business; or

(xv) enter into any agreement to do any action prohibited under this Section 6.02.

(b) During the Interim Period, SPAC shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, SPAC’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which SPAC or its Subsidiaries may be a party.

Nothing contained in this Agreement shall give the Company or SPAC, directly or indirectly, any right to control or direct the operations of the other party prior to the Closing. Prior to the Closing, each of the Company and SPAC shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over their respective businesses.

Section 6.03 Access. Prior to the Effective Time and subject to applicable Laws, each of SPAC and the Company shall be entitled, through its directors, officers, employees and other representatives, to have such reasonable access to the management, officers, employees, customers, accountants, properties, businesses and operations of the Company and its Subsidiaries or of SPAC, respectively, and such examination (including the right to make copies) of the Contracts, work papers, Tax Returns and books and records of the Company and its Subsidiaries or of SPAC, as applicable, as SPAC or the Company, as applicable, reasonably requests. Any such access and examination shall be conducted on advance notice, during regular business hours. The Company shall, and shall cause its Subsidiaries to, and SPAC shall, use commercially reasonable efforts to cause the officers, employees, attorneys, accountants, consultants, agents and other representatives of the Company and its Subsidiaries, and of SPAC, respectively, to reasonably cooperate with SPAC and the Company, as applicable, and each of their respective representatives in connection with such access and examination. Notwithstanding the foregoing, no such access or examination shall be permitted to the extent that it would (i) unreasonably interfere with the business or operations of the Company or its Subsidiaries, or of SPAC, as applicable, (ii) be inconsistent with the Company’s or SPAC’s bona fide policies or applicable Laws, in each case, in connection with COVID-19 (including any COVID-19 Measures), or (iii) require any of the Company or its Subsidiaries, or SPAC, as applicable, to disclose information that the Company or SPAC, as applicable, based upon the advice of counsel, reasonably determines would, if disclosed, result in a violation of Law, breach of an existing Contract, or a waiver of the attorney-client privilege; provided, however, that the Company shall, and shall cause its Subsidiaries to, and SPAC shall, as applicable, use reasonable best efforts to seek alternative means to disclose such information as nearly as possible without violating such Law, breaching such existing Contract or adversely affecting such attorney-client privilege, as applicable (including providing such information in summary format and/or entering into a joint defense or similar arrangement). Any information or materials received pursuant to this Section 6.03 or otherwise pursuant to the transactions contemplated hereby shall be subject to the Nondisclosure Agreement.

Section 6.04 Preparation and Delivery of Additional Company Financial Statements. As promptly as reasonably practicable following the date hereof, the Company shall deliver to SPAC (i) audited consolidated balance sheets and statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020, 2019 and 2018 and consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries for each of the periods then ended, audited in accordance with the standards of the PCAOB and containing an unqualified report of the Company’s auditors (the “Closing Company Audited Financial Statements”) and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries and consolidated statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Agreements. All such financial statements, together with any unaudited consolidated balance sheet and the related statements of operations and comprehensive loss, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter that is required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, (A) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), (B) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein, and (C) will, in the case of the Closing Company Audited Financial Statements, have been audited in accordance with the standards of the PCAOB. The auditor engaged to audit the Closing Company Audited Financial Statements and to review the unaudited financial statements is an independent registered public accounting firm with respect to the Company within the meaning of the Exchange Act and the applicable rules and regulations thereunder adopted by the SEC and the PCAOB. SPAC shall use reasonable best efforts (i) to assist, upon advance written notice, during normal business hours and in a manner such as to not unreasonably interfere with the normal operation of SPAC, the Company in its timely preparation of any other financial information or statements (including customary pro forma financial statements) that are required to be included in the Registration Statement, Proxy Statement/Prospectus and any other filings to be made by the Company or SPAC with the SEC in connection with the transactions contemplated by this Agreement and the other Transaction Agreements and (ii) to obtain the consents of its auditors in accordance with applicable Law or as requested by the SEC.

Section 6.05 Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VIII, and, for the avoidance of doubt, excluding any actions relating to the PIPE Investment, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to (i) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal as to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal as to the Company or any of its Subsidiaries, (ii) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal as to the Company or any of its Subsidiaries, (iii) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (iv) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal as to the Company or any of its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated by this Agreement or the Transaction Agreements. From and after the date hereof, the Company shall, and shall instruct its officers and directors to, and the Company shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal as to the Company or any of its Subsidiaries (other than with SPAC and its representatives).

Section 6.06 No Solicitation by SPAC. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article VIII, SPAC shall not, and shall cause its Affiliates and True Wind Capital not to, and SPAC shall instruct and use its reasonable best efforts to cause its and their representatives acting on its and their behalf, not to, (i) make any proposal or offer that constitutes a Business Combination Proposal, (ii) initiate or engage in any discussions or negotiations with any Person with respect to, or provide any non-public information or data concerning SPAC to any Person relating to, a Business Combination Proposal or afford to any Person access to the business, properties, assets or personnel of SPAC in connection with a Business Combination Proposal, (iii) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, (iv) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (v) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, SPAC shall, and shall instruct its officers and directors to, and SPAC shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than with the Company and its representatives).

Section 6.07 Preparation of Proxy Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a) Registration Statement and Prospectus.

(i) As promptly as practicable after the execution of this Agreement, (x) SPAC and the Company shall jointly prepare and SPAC shall file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed with the SEC as part of the Registration Statement and sent to the SPAC Stockholders relating to the SPAC Stockholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) the Company shall prepare (with SPAC’s reasonable cooperation) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Registration Statement”), in connection with the registration under the Securities Act of the Company Ordinary Shares that constitute the Closing Share Consideration (the “Registration Statement Securities”). Each of SPAC and the Company shall use its reasonable best efforts to cause the Proxy Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. In the event there is any tax opinion, comfort letter or other opinion required to be provided in connection with the Proxy Statement/Registration Statement, notwithstanding anything to the contrary, neither this provision nor any other provision in this Agreement shall require counsel to the Company or SPAC or their respective tax advisors to provide an opinion that the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code or otherwise qualifies for the Intended Tax Treatment. The Company also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby, and SPAC shall furnish all information concerning SPAC or its stockholders as may be reasonably requested in connection with any such action. Each of SPAC and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of SPAC, the Company or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Merger and the other transactions contemplated hereby (the “Offer Documents”). SPAC will cause the Proxy Statement/Registration Statement to be disseminated to the SPAC Stockholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

(ii) To the extent not prohibited by Law, the Company will advise SPAC, reasonably promptly after the Company receives notice thereof, of the time when the Proxy Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Company Ordinary Shares for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/Registration Statement or for additional information. To the extent not prohibited by Law, SPAC and its counsel, on the one hand, and the Company and its counsel, on the other hand, shall be given a reasonable opportunity to review and comment on the Proxy Statement, the Registration Statement and any Offer Document each time before any such document is filed with the SEC, and the other party shall give reasonable and good faith consideration to any comments made by such party and its counsel. To the extent not prohibited by Law, SPAC and the Company shall provide the other party and its counsel with (A) any comments or other communications, whether written or oral, that SPAC or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement, Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii) Each of SPAC and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the SPAC Stockholders and at the time of the SPAC Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv) If at any time prior to the Effective Time any information relating to the Company, SPAC or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or SPAC, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the SPAC Stockholders.

(b) SPAC Stockholder Approval. SPAC shall (a) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (i) cause the Proxy Statement to be disseminated to SPAC Stockholders in compliance with applicable Law, (ii) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its stockholders (the “SPAC Stockholders’ Meeting”) in accordance with SPAC’s Governing Documents and the Nasdaq rules and regulations for a date no later than thirty five (35) Business Days following the date the Registration Statement is declared effective, and (iii) solicit proxies from the holders of SPAC Common Stock to vote in favor of each of the SPAC Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect a SPAC Stockholder Redemption. SPAC shall, through its Board of Directors, recommend to its shareholders the approval of the SPAC Transaction Proposals and include such recommendation in the Proxy Statement. The Board of Directors of SPAC shall not (and no committee or subgroup thereof shall) withdraw, withhold, amend, qualify or modify, or publicly propose to withdraw, withhold, amend, qualify or modify its recommendation to the shareholders of SPAC that they vote in favor of the SPAC Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the stockholders of SPAC described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) SPAC agrees to establish a record date for, duly call, give notice of, convene and hold the SPAC Stockholders’ Meeting and submit for approval the SPAC Transaction Proposals and (y) SPAC agrees that if the SPAC Stockholder Approval shall not have been obtained at any such SPAC Stockholders’ Meeting, then SPAC shall promptly continue to take all such necessary actions, including the actions required by this Section 6.07(b), and hold additional SPAC Stockholders’ Meetings in order to obtain the SPAC Stockholder Approval. SPAC may only adjourn the SPAC Stockholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the SPAC Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Stockholders prior to the SPAC Stockholders’ Meeting; provided, that the SPAC Stockholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the SPAC Stockholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. SPAC agrees that it shall provide the holders of shares of SPAC Class A Common Stock the opportunity to elect redemption of such shares of SPAC Class A Common Stock in connection with the SPAC Stockholders’ Meeting, as required by SPAC’s Governing Documents.

(c) Company Special Meeting. The Company shall, as promptly as practicable but not more than fifteen (15) days following the date the Registration Statement is declared effective by the SEC under the Securities Act, duly call and give notice of a general meeting of the Company Shareholders (the “Company Special Meeting”, and the date that such notice is given, the “Company Special Meeting Notice Date”) and, no later than twenty (20) days following the Company Special Meeting Notice Date, the Company shall convene and hold the Company Special Meeting, in each case, in accordance with the Company Articles and applicable Law, for the purpose of, inter alia, obtaining all requisite approvals and authorizations from the Company Shareholders in connection with the transactions contemplated hereby (including the Company Shareholder Approval) and related and customary procedural and administrative matters, which meeting shall be held as promptly as practicable following the date the Registration Statement is declared effective by the SEC under the Securities Act. The Company shall use its commercially reasonable efforts to obtain such approvals and authorizations from the Company Shareholders at the Company Special Meeting, as well as any other consents, approvals, waivers or authorization that may be required pursuant to its Governing Documents from Company Shareholders in connection with the Company Shareholder Approval and all transactions contemplated herein, including by soliciting approvals, consents and waivers as promptly as practicable after the date hereof in accordance with applicable Law for the purpose of obtaining such approvals, authorizations, consents and waivers from the Company Shareholders. The Company shall, through its board of directors, recommend to Company Shareholders that they provide the Company Shareholder Approval.

Section 6.08 Support of Transaction. Without limiting any covenant contained in Article VI, SPAC and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of SPAC, or the Company or their respective Affiliates are required to obtain in order to consummate the Merger, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article VII or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything herein to the contrary, nothing in this Section 6.08 shall be deemed to require any party hereto to pay or commit to pay any amount to any Person from whom any such consent may be required.

Section 6.09 HSR Act; Other Filings.

(a) In connection with the transactions contemplated hereby, each of the Company and SPAC shall, and SPAC shall cause Sponsor to, in each case as applicable, comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act. Each of the Company and SPAC shall, and SPAC shall cause Sponsor to, in each case as applicable, substantially comply with any Antitrust Information or Document Requests.

(b) Each of the Company and SPAC shall, and SPAC shall cause Sponsor to, in each case as applicable, request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c) With respect to (x) each of the above filings, (y) the Governmental Approvals listed on Section 4.05 of the Company Disclosure Letter and Section 5.07 of the SPAC Disclosure Letter and (z) any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and SPAC shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Approval under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate with each other in the defense and conduct of such matters. To the extent not prohibited by Law, each party hereto shall keep the other party reasonably informed regarding the status and any material developments regarding any Governmental Approval processes, and the Company shall promptly furnish to SPAC, and SPAC shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party hereto shall permit counsel to the other parties an opportunity to review in advance, and each party hereto shall consider in good faith the views of such counsel in connection with, any proposed substantive written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby (with the exception of the filings submitted under the HSR Act); provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide SPAC and its counsel, and SPAC agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any such provisions of information, rights to participate or consultations between the parties may be made on a counsel-only or outside counsel-only basis to the extent required under applicable Law or as appropriate to protect sensitive business information or maintain attorney-client or other privilege; provided, that the Company or SPAC, as applicable, may redact materials to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or SPAC’s consideration of the transactions contemplated by this Agreement or other competitively sensitive material.

(d) Each of the Company, on one hand, and SPAC, on the other hand, shall be responsible for and pay one-half (1/2) of the filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby.

Section 6.10 SPAC Reduction. SPAC shall not amend, modify, assign or cancel any Redemption Agreement or any of SPAC’s rights under any Redemption Agreement.

Section 6.11 Employee Matters.

(a) Equity Plan. Prior to the Closing Date, the Company shall approve and adopt the New Incentive Equity Plan, in a form mutually agreed by SPAC and the Company, each acting reasonably, which New Incentive Equity Plan shall include an initial share reserve equal to ten percent (10%) of the total number of Company Ordinary Shares outstanding immediately following the Closing and an automatic annual increase to such share reserve, beginning with the 2022 fiscal year of the Company, equal to (x) a number of Company Ordinary Shares such that such reserve shall equal not less than five percent (5%) of the total number of Company Ordinary Shares outstanding on the last day of the immediately preceding fiscal year of the Company or (y) a lesser number of shares of Company Ordinary Shares determined by the Incentive Equity Plan’s administrator (in each case, subject to equitable adjustment for stock splits, reverse stock splits, stock dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or other like change or transaction with respect to Company Ordinary Shares). Within two (2) Business Days following the expiration of the sixty (60) day period following the date the Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Ordinary Shares issuable under the New Incentive Equity Plan, and the Company shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

(b) ESPP. Prior to the Closing Date, the Company shall approve and adopt an employee stock purchase plan in a form mutually agreed by SPAC and the Company, each acting reasonably (the “ESPP”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date the Company has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, the Company shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Company Ordinary Shares issuable under the ESPP, and the Company shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the ESPP remain outstanding.

(c) No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 6.11 are included for the sole benefit of SPAC and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of SPAC, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

Section 6.12 Post-Closing Directors and Officers of the Company. Subject to the terms of the Company’s Governing Documents, the Company shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time (subject to the terms of the Investor Rights Agreement):

(a) the Board of Directors of the Company shall consist of nine (9) directors, at least two (2) of whom shall be external directors according to the requirements of Israeli Law and five (5) of whom (who may include the external directors) shall be “independent” directors for the purposes of Nasdaq rules (each, an “Independent Director”), to initially consist of:

(i) One (1) director to be nominated by the Sponsor and reasonably acceptable to the Company, to be identified prior to the Closing, which director shall be designated as a “Class II Director” pursuant to the Amended Articles;

(ii) One (1) director to be nominated by the Sponsor and reasonably acceptable to the Company, to be identified prior to the Closing, which director shall be designated as a “Class III Director” pursuant to the Amended Articles; and

(iii) seven (7) directors to be identified prior to the closing, and nominated in accordance with the Company’s Governing Documents and applicable Law, at least two (2) of whom shall be external directors according to the requirements of Israeli Law and five (5) of whom shall be Independent Directors.

(b) the Chairperson of the Board of Directors of the Company shall initially be Haim Shani, who shall serve in such capacity in accordance with the terms of the Company’s Governing Documents following the Effective Time; and

(c) the initial officers of the Company shall be those persons designated by the Company as such prior to Closing, who shall serve in such capacity in accordance with the terms of the Company’s Governing Documents following the Effective Time.

Section 6.13 Indemnification and Insurance.

(a) All rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers of SPAC (each, together with such person’s heirs, executors or administrators, a “D&O Indemnified Party”), as provided in SPAC’s Governing Documents or under any indemnification agreement such D&O Indemnified Parties may have with SPAC, in each case, as in effect as of immediately prior to the date of this Agreement, shall survive the Closing and shall continue in full force and effect for a period of six (6) years from the Closing Date. For a period of six (6) years from the Closing Date, the Company shall cause the Surviving Company (or another Subsidiary of the Company at the Company’s election) to maintain in effect and fully perform (including, with respect to the Company, by funding the payment obligations of the Surviving Company or other Subsidiary of the Company, as applicable, pursuant to) the exculpation, indemnification and advancement of expenses provisions of SPAC’s Governing Documents as in effect immediately prior to the date of this Agreement, and the Company shall, and shall cause the applicable Subsidiary of the Company to, not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that all rights to indemnification or advancement of expenses in respect of any Legal Proceedings pending or asserted or any claim made within such period shall continue until the disposition of such Legal Proceeding or resolution of such claim.

(b) Prior to the Closing, SPAC shall purchase a “tail” or “runoff” directors’ and officers’ liability insurance policy (the “D&O Tail”) in respect of acts or omissions occurring prior to the Effective Time covering each such Person that is a director or officer of SPAC currently covered by a directors’ and officers’ liability insurance policy of SPAC on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of this Agreement for the six-year period following the Closing. If SPAC fails to obtain such D&O Tail prior to the Effective Time, the Company shall or shall cause the Surviving Company to obtain such a D&O Tail, provided that SPAC shall not, and the Company or the Surviving Company shall not be obligated to, pay a premium in excess of three hundred percent (300%) of the most recent annual premium paid by SPAC with respect to its directors’ and officers’ liability insurance policy prior to the date of this Agreement, but shall purchase the maximum coverage reasonably available for three hundred percent (300%) of the most recent annual premium paid by SPAC prior to the date of this Agreement. Notwithstanding anything to the contrary herein, one hundred (100%) the cost of the D&O Tail shall constitute SPAC Transaction Expenses. The Company shall, and shall cause the Surviving Company to, maintain the D&O Tail in full force and effect for its full term and cause all obligations thereunder to be honored by SPAC.

(c) On the Closing Date, the Company shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and SPAC with the post-Closing directors of the Company and the Surviving Company, which indemnification agreements shall continue to be effective following the Closing.

(d) The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under SPAC’s Governing Documents, any other indemnification arrangement, applicable Law or otherwise. The obligations of SPAC and the Company under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party. The provisions of this Section 6.13 shall survive the Closing indefinitely and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.13.

(e) If after the Closing, the Surviving Company or any of its successors or assigns: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger; or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, the Company shall use reasonable best efforts to make proper provisions for the successors and assigns of such Group Company, as applicable, to assume the obligations set forth in this Section 6.13.

Section 6.14 Affiliate Agreements. All Affiliate Agreements set forth on Section 6.14 of the Company Disclosure Letter shall be terminated or settled, at or prior to the Closing, in each case without further liability or obligation of any kind to SPAC, Merger Sub, the Company or any of the Company’s Subsidiaries.

Section 6.15 Section 16 Matters. Prior to the Effective Time, SPAC and the Company shall take all such steps as may be reasonably required (to the extent permitted under applicable Law) to cause any acquisitions of Company Ordinary Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.16 Trust Account Proceeds and Related Available Equity.

(a) If (i)  the amount of cash and cash equivalents, determined in accordance with GAAP, available in the Trust Account as of immediately prior to the Closing, after deducting the amounts required to satisfy the SPAC Stockholder Redemption Amount (the “Trust Amount”) and payment of the Unpaid SPAC Expenses (but prior to payment of the Unpaid Company Expenses as contemplated by Section 2.04(d) and Section 9.06(a)), plus (ii) the aggregate amount actually received at or prior to the Closing from the PIPE Investors in connection with the PIPE Investment, plus (iii) the amount of any backstop financing received by SPAC prior to the Effective Time, plus (iv) as of immediately prior to the Closing, the amount of cash and cash equivalents, determined in accordance with GAAP, held by SPAC without restriction outside of the Trust Account and any interest earned on the amount of cash, determined in accordance with GAAP, held inside the Trust Account minus all Indebtedness or other accrued payment obligations which in each case do not constitute Unpaid SPAC Expenses (the “Additional SPAC Cash”, and the sum of the amounts set forth in the foregoing clauses (i), (ii), (iii) and (iv), without duplication, the “Total Cash Raise”) is equal to or greater than $300,000,000.00 (the “Minimum Cash Amount”), then the condition set forth in Section 7.03(c) shall be satisfied.

(b) Upon satisfaction or waiver of the conditions set forth in Article VII and provision of notice thereof to the Trustee (which notice SPAC shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, SPAC (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to SPAC Stockholders pursuant to the SPAC Stockholder Redemptions, (2) pay the Unpaid Transaction Expenses in accordance with Section 2.04 as directed by the Company, and (3)  pay all remaining amounts then available in the Trust Account to SPAC for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 6.17 Nasdaq Listing. From the date hereof through the Effective Time, SPAC shall ensure SPAC remains listed as a public company on Nasdaq. Prior to the Closing Date, SPAC shall cooperate with the Company and use reasonable best efforts to take such actions as are reasonably necessary or advisable to cause the SPAC Class A Common Stock and the SPAC Common Warrants to be delisted from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time. The Company will cause: (i) the Company’s initial listing application with Nasdaq in connection with the transactions contemplated by this Agreement to have been approved; (ii) the Company to satisfy all applicable initial listing requirements of Nasdaq; and (iii) the Company Ordinary Shares and the Company Warrants issuable in accordance with this Agreement, including the Merger, to be approved for listing on Nasdaq (and SPAC shall reasonably cooperate in connection therewith), subject to official notice of issuance, in each case, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Effective Time.

Section 6.18 SPAC Public Filings. From the date hereof through the Effective Time, SPAC will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 6.19 PIPE Share Purchases. Unless otherwise approved in writing by SPAC (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not increase conditionality or impose any new obligation on the Company or SPAC, the Company shall not permit any amendment or modification to be made to, permit any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Share Purchase Agreements, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence and in the event that all conditions in the Share Purchase Agreements have been satisfied, the Company shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Share Purchase Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Share Purchase Agreements, as applicable, to cause the PIPE Investors to pay the applicable purchase price under each PIPE Investor’s applicable Share Purchase Agreement in accordance with its terms.

Section 6.20 Israeli 102 Tax Rulings. As promptly as reasonably practicable after the execution of this Agreement, the Company shall cause its legal counsel, advisors and accountants, in coordination with SPAC, to prepare and file with the ITA an application in form and substance reasonably acceptable to SPAC for a ruling, which will determine the taxation of the Price Adjustment Shares, issued with respect to the Company Ordinary Shares, Options and RSUs which were issued under any 102 Plan and designated as being taxed under Section 102(b)(2) of the ITO or Section 3(i) of the ITO (which ruling may be subject to customary conditions regularly associated with such a ruling and may be included as part of the Transaction Tax Ruling or as a separate ruling) (the “Israeli Option Tax Ruling”). Each of the Company and SPAC shall cause their respective legal counsel, advisors and accountants to coordinate all activities, and to cooperate with each other, with respect to the preparation and filing of such application and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Option Tax Ruling. Subject to the terms and conditions hereof, the Company shall use commercially reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to obtain the Israeli Option Tax Ruling as promptly as practicable. The final text of the Israeli Option Tax Ruling shall in all circumstances be subject to the prior written approval of SPAC (which approval shall not unreasonably be withheld, conditioned or delayed). If any meeting or conference call is held with the ITA at which the SPAC’s counsel does not attend, the Company’s counsel shall provide the SPAC and its counsel with a detailed written summary of such meeting or discussion within two (2) Business Days of such meeting or discussion.

Section 6.21 Warrant Agreement. Immediately prior to the Effective Time, the Company, SPAC and the Exchange Agent shall enter into an assignment and assumption agreement pursuant to which SPAC will assign to the Company all of its rights, interests, and obligations in and under the Warrant Agreement and the terms and conditions of the Warrant Agreement shall be amended and restated (the “Amended and Restated Warrant Agreement”) to, among other things, reflect the assumption of the SPAC Warrants by the Company as set forth in Section 3.04.

Section 6.22 Transaction Litigation. In the event that any stockholder litigation related to this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby is brought or threatened in writing against SPAC or the Company, or any of the respective members of their boards of directors, after the date of this Agreement and prior to the Effective Time (the “Transaction Litigation”), SPAC or the Company, as applicable, shall promptly notify the other party in writing of any such Transaction Litigation and shall keep the other party reasonably informed with respect to the status thereof. SPAC shall give the Company the opportunity to participate in (but not control) the defense of any Transaction Litigation against SPAC and keep the Company reasonably apprised of, and consult with the Company (and consider in good faith the Company’s advice), with respect to, proposed strategy and any material decisions related thereto. SPAC shall not settle or agree to settle any Transaction Litigation against SPAC without the Company’s prior written consent.

Section 6.23 SPAC Backstop Financing. Any backstop financing in connection with the transactions contemplated by this Agreement in the form of a purchase of newly issued Company Ordinary Shares from the Company and arranged by SPAC shall be subject to the Company’s prior written approval (which approval it may withhold, delay or condition in its sole discretion).

Section 6.24 Termination of Certain Agreements. SPAC shall cause the Contracts entered into between SPAC and certain SPAC Stockholders set forth on Schedule 6.24 of the SPAC Disclosure Letter and all Liabilities and obligations of SPAC pursuant thereto to be terminated as of the Effective Time, in each case without further liability or obligation of any kind to SPAC, Merger Sub, the Company or any of the Company’s Subsidiaries.

Article VII
CONDITIONS TO OBLIGATIONS

Section 7.01 Conditions to Obligations of SPAC, Merger Sub, and the Company. The obligations of SPAC, Merger Sub, and the Company to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) The SPAC Stockholders Approval shall have been obtained;

(b) The Company Shareholder Approvals shall have been obtained;

(c) The waiting period or periods under the HSR Act, and any other Governmental Approvals applicable to the transactions contemplated by this Agreement and the Ancillary Agreements, shall have been obtained, expired or been terminated, as applicable;

(d) There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Merger; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(e) The Company shall have at least $2,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the SPAC Stockholder Redemption Amount;

(f) SPAC shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) after giving effect to the payment of the SPAC Stockholder Redemption Amount;

(g) The Company Ordinary Shares and Company Warrants to be issued in connection with the Merger shall have been approved for listing on Nasdaq and such approval shall be ongoing, and not revoked or withdrawn, as of the Closing Date;

(h) The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn; and

(i) The Capital Restructuring shall have been completed in accordance with the terms hereof and the Company’s Governing Documents.

Section 7.02 Conditions to Obligations of SPAC. The obligations of SPAC to consummate, or cause to be consummated, the Merger are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SPAC:

(a) (i) the Company Fundamental Representations shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the representation and warranty of the Company contained in the second sentence of Section 4.23 shall be true and correct as of the Closing Date in all respects and (iii) subject to Section 1.02(g), each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations and the second sentence of Section 4.23 (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) Each of the covenants of the Company and Merger Sub to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) There shall not have occurred a Company Material Adverse Effect after the date of this Agreement that is continuing; and

(d) Either (i) the ITA shall have issued the Transaction Tax Ruling which is in form and substance reasonably satisfactory to SPAC, or (ii) the Company, at its sole and absolute discretion, shall have made an irrevocable written undertaking (which shall be enforceable by each Indemnified SPAC Party) to fully indemnify and hold harmless (on grossed up basis, to account for their related tax liability and for their Company holdings) the Indemnified SPAC Parties from any Israeli Tax actually incurred by such Indemnified SPAC Parties which should have been exempted by the Transaction Tax Ruling and from any Israeli Tax actually incurred by the Company as a result of the Capital Restructuring, the Actual Additional Dividend Payment Amount and Price Adjustment Shares (including from all costs and expenses, including reasonable attorney costs, associated with such Tax, including in defending such matters).

Section 7.03 Conditions to the Obligations of the Company and Merger Sub. The obligations of the Company and Merger Sub to consummate, or cause to be consummated, the Merger is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a) (i) The SPAC Fundamental Representations shall be true and correct in all material respects, in each case, as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (ii) each of the representations and warranties of SPAC contained in this Agreement (other than the SPAC Fundamental Representations) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and SPAC Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for any failure to be so true and correct that would not, individually or in the aggregate, reasonably be expected to have a SPAC Material Adverse Effect;

(b) Each of the covenants of SPAC to be performed as of or prior to the Closing shall have been performed in all material respects; and

(c) The Total Cash Raise shall be no less than the Minimum Cash Amount.

Article VIII
TERMINATION/EFFECTIVENESS

Section 8.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a) by mutual written consent of the Company and SPAC;

(b) by the Company or SPAC by written notice to SPAC or the Company, respectively, on or after October 8, 2021 (the “Agreement End Date”), if the Closing shall not have occurred by 5:00 p.m. (Israel time) on such date; provided, that neither the Company nor SPAC may terminate this Agreement pursuant to this Section 8.01(b) if it (or in the case of Company, either of Company or Merger Sub) is in material breach of any of its obligations hereunder and such material breach causes, or results in, either (i) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Closing set forth in Article VII prior to the Agreement End Date or (ii) the failure of the Closing to have occurred prior to the Agreement End Date;

(c) by the Company or SPAC by written notice to SPAC or the Company, respectively, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger;

(d) by the Company by written notice to SPAC if the SPAC Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the SPAC Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(e) by the Company by written notice to SPAC if there has been a Modification in Recommendation;

(f) by written notice to the Company from SPAC if (i) SPAC is not in material breach of any of its obligations hereunder that renders or would render any of the conditions set forth in Section 7.01, Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Agreement End Date and (ii) the Company or Merger Sub is in material breach of any of their respective representations, warranties or obligations hereunder that renders or would render any of the conditions set forth in Section 7.01, Section 7.02(a) or Section 7.02(b) incapable of being satisfied on the Agreement End Date, and such breach is either (A) not capable of being cured prior to the Agreement End Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by SPAC to the Company and (y) two (2) Business Days prior to the Agreement End Date;

(g) by written notice to SPAC from the Company if (i) neither the Company nor Merger Sub is in material breach of any of its obligations hereunder that renders or would render any of the conditions set forth in Section 7.01, Section 7.02(a) or Section 7.02(b) incapable of being satisfied on the Agreement End Date and (ii) SPAC is in material breach of any of its representations, warranties or obligations hereunder that renders or would render any of the conditions set forth in Section 7.01, Section 7.03(a) or Section 7.03(b) incapable of being satisfied on the Agreement End Date, and such breach is either (A) not capable of being cured prior to the Agreement End Date or (B) if curable, is not cured within the earlier of (x) thirty (30) days after the giving of written notice by the Company to SPAC and (y) two (2) Business Days prior to the Agreement End Date; or

(h) by written notice from SPAC if the Company Shareholder Approvals shall not have been obtained by reason of the failure to obtain the required vote at the Company Special Meeting duly convened therefor or at any adjournment or postponement thereof.

Section 8.02 Effect of Termination. In the event that this Agreement is validly terminated in accordance with Section 8.01, then each of the parties hereto and each of their respective Affiliates, equityholders, directors, officers, employees and other representatives shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any of the parties; provided, however, that notwithstanding anything herein to the contrary, (i) no such termination shall relieve any party from liability for any willful breach of this Agreement, willful misconduct or actual fraud by that party and (ii) the provisions of this Section 8.02 and Article IX and the Nondisclosure Agreement shall remain in full force and effect and survive any termination of this Agreement in accordance with its terms.

Article IX
MISCELLANEOUS

Section 9.01 Trust Account Waiver. The Company acknowledges that SPAC is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated September 11, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC assets consist of the cash proceeds of SPAC’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of SPAC, certain of its public stockholders and the underwriters of SPAC’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by SPAC that funds in the Trust Account may be disbursed only in accordance with the Trust Agreement and SPAC’s Governing Documents. For and in consideration of SPAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind it has or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with SPAC; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against SPAC for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with this Agreement, including the consummation of the transactions contemplated hereby (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the SPAC Stockholder Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) or any negotiations, Contracts or agreements with SPAC, so long as such claim would not affect SPAC’s ability to fulfill its obligation to effectuate the SPAC Stockholder Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have against SPAC’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 9.02 Waiver. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 9.03 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt by other than automatic means, whether electronic or otherwise), (b) when sent by email (with no automated reply, such as an out-of-office notification, no mail undeliverable notification or other rejection notice) or (c) one (1) Business Day following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses or e-mail addresses (or to such other address or e-mail address as a party may have specified by notice given to the other party pursuant to this provision):

(a) If to SPAC or Merger Sub prior to the Closing, or to SPAC after the Effective Time, to:

TWC Tech Holdings II Corp.
Four Embarcadero Center, Suite 2100
San Francisco, California 94111

Attention:	Rufina Adams
Email:	rufina@truewindcapital.com

with copies (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP
2475 Hanover Street
Palo Alto, CA 94304

Attention:	Atif I. Azher

Naveed Anwar

Email:	aazher@stblaw.com

naveed.anwar@stblaw.com

and

Herzog Fox & Neeman

4 Weizmann Street

Tel Aviv 6423904

Israel

Attention:	Yair Geva

Ran Hai

Email:	gevay@herzogalw.co.il

ranh@herzoglaw.co.il

(b) If to the Company prior to the Closing, or to the Surviving Corporation after the Effective Time, to:

Cellebrite DI Ltd.
94 Shlomo Shmeltzer st.

Petach Tikva, Israel

Attention:	Avital Futterman
Email:	Avital.Futterman@cellebrite.com

with copies (which shall not constitute actual or constructive notice) to:

White & Case LLP
3000 El Camino Real, 2 Palo Alto Square, Suite 900

Palo Alto, CA 94306-2109

Attention:	Colin Diamond

Tali Sealman

Emery Choi

Email:	cdiamond@whitecase.com

tsealman@whitecase.com

emery.choi@whitecase.com

and

Meitar Law Offices

16 Abba Hillel Silver Rd.

Ramat Gan 5250608, Israel

Attention:	Raanan Lerner

Keren Egozi

Email:	raanan@meitar.com

kerene@meitar.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 9.04 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 9.05 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that (a) the Sponsor is an intended third-party beneficiary of, and may enforce, Section 3.08, (b) the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 6.13, (c) the Indemnified SPAC Parties are intended third-party beneficiaries of, and may enforce, the undertaking described in Section 7.02(d), (d) the Nonparty Affiliates are intended third-party beneficiaries of, and may enforce, Section 9.16 and (e) W&C, Meitar, STB and Herzog are intended third-party beneficiaries of, and may enforce, Section 9.18.

Section 9.06 Expenses.

(a) Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, the Company shall pay or cause to be paid, the Unpaid Transaction Expenses in accordance with Section 2.04(d). For the avoidance of doubt and notwithstanding anything to the contrary herein, any payments to be made (or to cause to be made) by the Company at the Closing pursuant to the provision in this Section 9.06(a) shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

(b) The Company shall be responsible for and shall pay all Transfer Taxes incurred in connection with the transactions contemplated by this Agreement. The party required by Law to do so shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable Law, the other parties shall, and shall cause their respective Affiliates to, join in the execution of any such Tax Returns and other documentation.

Section 9.07 Governing Law; Jurisdiction. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws, except to the extent that the laws of the State of Israel are mandatorily applicable. Each of the parties hereto hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action or proceeding shall be heard and determined in such Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, the Delaware Supreme Court or the United States District Court for the District of Delaware), (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) in the Delaware Court of Chancery or in the Delaware Supreme Court or the United States District Court for the District of Delaware, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and (d) agrees that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto agrees that service of process, summons, notice or document by registered mail addressed to it at the applicable address set forth in Section 9.03 shall be effective service of process for any suit, action or proceeding brought in any such court.

Section 9.08 Waiver of Jury Trial. THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 9.09 Company and SPAC Disclosure Letters. The Company Disclosure Letter and the SPAC Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the SPAC Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and shall not be deemed to constitute an acknowledgment by the Company or SPAC, as applicable that the matter is required to be disclosed by the terms of this Agreement, nor shall such disclosure be deemed (a) an admission of any breach or violation of any Contract or applicable Law, (b) an admission of any liability or obligation to any third party, or (c) to establish a standard of materiality. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no party hereto shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, in any dispute or controversy between the parties hereto as to whether any obligation, item, or matter not described herein or included in Company Disclosure Letter or the SPAC Disclosure Letter, as applicable, is or is not material for purposes of this Agreement. Under no circumstances shall the disclosure of any matter in the Company Disclosure Letter or the SPAC Disclosure Letter, where a representation or warranty of the Company or SPAC, as applicable, is limited or qualified by the materiality of the matters to which the representation or warranty is given or by Company Material Adverse Effect or SPAC Material Adverse Effect, as applicable, imply that any other undisclosed matter having a greater value or other significance is material or would have a Company Material Adverse Effect or a SPAC Material Adverse Effect, as applicable. Neither the Company or SPAC shall be prejudiced in any manner whatsoever, and no presumptions shall be created, solely due to the disclosure of any matter in the Company Disclosure Letter or SPAC Disclosure Letter which otherwise is not required to be disclosed by this Agreement.

Section 9.10 Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the SPAC Disclosure Letter and including the other Exhibits hereto), (b) the Sponsor Support Agreement and the Company Holders Support Agreement (the “Ancillary Agreements”), (c) the Confidentiality Agreement, dated as of January 4, 2021, between SPAC and the Company (the “Nondisclosure Agreement”), (d) the other Transaction Agreements and (e) any other documents and instruments and agreements among the parties hereto as contemplated or referred to herein, constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 9.11 Amendments. Subject to applicable Law, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by the duly authorized officers of each of the respective parties; provided, that no amendment shall be made to this Agreement after the Effective Time; provided, further, that after receipt of SPAC Stockholder Approval, if any such amendment shall by applicable Law or SPAC’s Governing Documents require further approval of the SPAC Stockholders, the effectiveness of such amendment shall be subject to the approval of the SPAC Stockholders.

Section 9.12 Publicity.

(a) All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of SPAC and the Company, which approval shall not be unreasonably withheld by any party; provided, that (i) no party shall be required to obtain consent pursuant to this Section 9.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 9.12(a) and (ii) the Company shall not be required to obtain consent for communications to employees of the Company or its Subsidiaries, and to customers, vendors and suppliers of the Company and its Subsidiaries for purposes of seeking any consents and approvals required in connection with the transactions contemplated by this Agreement and the other Transaction Agreements.

(b) The restriction in Section 9.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 9.12.

Section 9.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 9.14 Headings; Counterparts. The table of contents and headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 9.15 Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing to take such actions as are required of them in order to consummate the Merger) in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. Without limiting the foregoing, each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.16 Non-Recourse. Except to the extent otherwise set forth in the Ancillary Agreements, all claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor to any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach (other than as set forth in the Ancillary Agreements), and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Ancillary Agreements, (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement.

Section 9.17 Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 8.02, or (y) in the case of claims against a Person in respect of such Person’s willful misconduct or actual fraud, each of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall not survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any certificate statement or instrument delivered pursuant to this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article IX.

Section 9.18 Legal Representation.

(a) SPAC hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “W&C/Meitar Waiving Parties”), that White & Case LLP (“W&C”) or Meitar Law Offices (“Meitar”) may represent the Company, its Subsidiaries, its stockholders or holders of other equity interests or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, the “W&C/Meitar WP Group”), in all matters, including in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other W&C/Meitar Waiving Parties, and each of SPAC and the Company on behalf of itself and the W&C/Meitar Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to W&C’s or Meitar’s prior representation of the Company, its Subsidiaries or of W&C/Meitar Waiving Parties. SPAC and the Company, for itself and the W&C/Meitar Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the W&C/Meitar WP Group and W&C or Meitar, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the W&C/Meitar WP Group (the “W&C/Meitar Privileged Communications”), without any waiver thereof. SPAC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the W&C/Meitar Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the W&C/Meitar Privileged Communications, by virtue of the Merger.

(b) Each of SPAC and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “STB/Herzog Waiving Parties”), that Simpson Thacher & Bartlett LLP (“STB”) or Herzog, Fox & Neeman (“Herzog”) may represent the stockholders or holders of other equity interests of the Sponsor, SPAC, the Company or SUN Corporation or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “STB/Herzog WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, SPAC and its Subsidiaries, or other STB/Herzog Waiving Parties. Each of SPAC and the Company, on behalf of itself and the STB/Herzog Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to STB’s or Herzog’s prior representation of the Sponsor, SPAC and its Subsidiaries, or other STB/Herzog Waiving Parties. Each of SPAC and the Company, for itself and the STB/Herzog Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, SPAC, or its Subsidiaries, or any other member of the STB/Herzog WP Group, on the one hand, and STB or Herzog (in its role as counsel to SPAC), on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Merger, and instead survive, remain with and are controlled by the STB/Herzog WP Group (the “STB/Herzog Privileged Communications”), without any waiver thereof. SPAC and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the STB/Herzog Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and SPAC and the Company agree not to assert that any privilege has been waived as to the STB/Herzog Privileged Communications, by virtue of the Merger.

(c) Each party hereby acknowledges that it was advised, prior to the date hereof, that Herzog was retained by each of SPAC, the Company (as counsel for certain regulatory matters) and SUN Corporation to act as their counsel in connection with or related to different aspects of this Agreement, any Ancillary Agreement or any of the transactions contemplated hereby or thereby, that each party has provided its consent to the foregoing representations in accordance with applicable rules and that no party shall have any right, claim or demand against any party, Herzog or any of its employees, partners or representatives with respect to the foregoing representations.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

TWC TECH HOLDINGS II CORP.

By:	/s/ Adam Clammer
Name:	Adam Clammer
Title:	Chief Executive Officer

CELLEBRITE DI LTD.

By:	/s/ Yossi Carmil
Name:	Yossi Carmil
Title:	Chief Executive Officer

CUPCAKE MERGER SUB, INC.

By:	/s/ Yossi Carmil
Name:	Yossi Carmil
Title:	President

[Signature Page to Business Combination Agreement and Plan of Merger]

Exhibit A

Form of Company Holders Support Agreement

Exhibit B

Form of Sponsor Support Agreement

Exhibit C

Form of Investor Rights Agreement

Exhibit D

Form of Amended Articles of Association

Exhibit E

Form of Declaration of Non-Israeli Residence